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                                                                      Exhibit 3i




                     INVESTMENT AND PARTICIPATION AGREEMENT


THIS AGREEMENT made as of the 20th day of February, 1996


AMONG:

                  MINCO MINING AND METALS CORPORATION, a body corporate incorporated under the laws of British Columbia, with an office at 1870 - 401 West Georgia Street, Vancouver, B.C., V6B 5A1

                  ("Minco")

AND:

                  TECK CORPORATION, a body corporate incorporated under the laws of Canada, with an office at 700 - 200 Burrard Street, Vancouver, British Columbia, V6C 3L-9

                  ("Teck")

AND:

                  COMINCO LTD., a body corporate incorporated under the laws of Canada, with an office at 500 - 200 Burrard Street, Vancouver, British Columbia, V6C 3L7

                  ("Cominco")


WHEREAS:

(A) Pacific Canada Resources Inc. ("PCR") has entered into an investment and participation agreement dated as of February 19, 1996 (the "Teck-Cominco-PCR Agreement") with Teck and Cominco under which PCR has granted certain rights to Teck and Cominco in exchange for them making a private placement in a specified company which the parties have agreed will be Minco, subject to the Closing of this Agreement.

(B) PCR has entered into an investment and participation agreement dated as of February 19, 1996 (the "Minco-PCR Agreement") with Minco which provides, amongst other things, that for a period of time commencing on the date of this Agreement and expiring on March 1, 2000, extendable upon agreement of the Parties thereto, Minco shall have the exclusive right to acquire from PCR, at cost and in the manner therein
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described, all right, title and interest in and to any new base or precious metal Property which PCR identifies and in respect to which PCR has acquired an NCI or in respect to which PCR has a reasonable expectation of acquiring an NCI.

(C) Under Chinese law a foreigner may acquire an interest in a joint venture or other recognized Chinese vehicle which in turn holds a mineral property in China;

(D) Minco intends to acquire indirect interests in mineral properties in China and the right to exploit mineral properties in China;

(E) This Agreement provides for the manner in which Cominco and Teck may acquire part of Minco's interest in any NCI or Property (both as defined herein) or any mineral property that is acquired;

(F) At the same time Minco will require working capital, Teck and Cominco wish to invest, and Minco has agreed to grant certain rights to Teck and Cominco in consideration of such investments;

(G) Minco also intends to raise capital by public financing to generate the funds necessary to advance one or more Properties to the stage of a preliminary feasibility report;

(H) The parties have agreed that the interest to be acquired by Teck and Cominco in Minco's interest in an NCI or a Property may be increased in through a good faith negotiation outside the terms of this Agreement at some future time; and

(I) The parties wish to record their respective rights and obligations.

THEREFORE the Parties agree as follows:

                                     PART 1
                                  CONSTRUCTION

DEFINITIONS

1.1 In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

         ACQUIRED PROPERTY means a Property in respect of which

                  (i) Minco has entered into a formal joint venture agreement (as such term is understood in China) with a Chinese entity pursuant to which
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                  Minco has the right to acquire an NCI, and the Chinese entity has applied for approval of the appropriate Chinese Governmental Authority pursuant to a request by Minco to negotiate a joint venture contract with Minco; or

                  (ii) Minco receives a New Property Notice as contemplated in
                  Section 6.3 of the Minco-PCR Agreement.

AFFILIATE of a Party has the meaning ascribed to it in the Securities Act (British Columbia).


BUSINESS DAY means a day that is not a Saturday, Sunday or a statutory holiday in British Columbia.

CLOSING means the closing of the purchase and sale of the Purchased Securities.

CLOSING DATE means the fifth Business Day following the date upon which Minco receives written notification from the Vancouver Stock Exchange that this Agreement and the Minco-PCR Agreement have been accepted for filing or such other date as the Parties may agree upon.

COMMITMENT NOTICE means a notice delivered to Minco by the Investors pursuant to
Section 6.13 or 6.17 that they intend to proceed with programs contemplated in a Final Feasibility Report and they have commitments from lenders for the debt portion of the project financing, as evidenced by certified copies of the lenders' commitment letters to the Investors delivered with the notice.

COMMON SHARE means a common share, as constituted as at the date of this Agreement, in the capital of Minco.

COSTS means cash outlays, expenses, obligations and liabilities of whatever kind or nature, but without duplication.

DESIGNATED INVESTOR means, in the case of a base metal Property, Cominco, and in all other cases, Teck.

DEVELOPMENT PROPERTY means an Acquired Property that the Investors determine, pursuant to Section 6.1, should be governed by this Agreement and categorize as a Development Property pursuant to Section 6.4.

EARN-IN PERIOD means the period of time beginning on the date hereof and ending on the date the Earn-In Rights terminate in accordance with Section 6.6.

EARN-IN RIGHTS means those rights to earn an Interest in an NCI in respect of an Acquired Property, more particularly set out in Section 6.8 and 6.14.
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ENCUMBRANCE means a security interest, mortgage, pledge, hypothecation, lien, easement, right-of-way, encroachment, covenant, condition, right of re-entry, lease, licence, assignment, option, claim or other title defect, encumbrance or charge whatsoever, whether or not registered or registrable.

EXERCISE NOTICE means, with respect to an Acquired Property, a written notice delivered by an Investor that it intends to proceed with the preparation of a Final Feasibility Report under Part 6.

EXPENDITURES means all Costs spent or incurred or deemed incurred hereunder by a Party in connection with a Property including:

         (i) monies expended in maintaining the Property in good standing, including any monies expended in doing and filing assessment work and any required vendor's or royalty payments;

         (ii) monies expended in exploring the Property, including doing geophysical, geochemical and geological surveys, drilling, assaying and metallurgical testing;

         (iii) monies expended in acquiring assets for use on or in connection with the Property;

         (iv) monies expended in paying the fees, wages, salaries and travelling expenses of all employees of a Party or associated entities engaged in work with respect to and for the benefit of the Property, together with an amount for fringe benefits usually paid by such Party;

         (v) monies expended in paying for the food, lodging and other reasonable needs of the persons referred to in clause (iv) hereof;

         (vi) a charge equal to

                  (A) 10% before the date of a Commitment Notice, and

                  (B) 3% thereafter,

         for unallocable overhead and head office expenses and all other expenses relating to supervision and management of all work done with respect to and for the benefit of the Property of all Expenditures, other than the charge referred to in this clause (vi);

         (vii) monies expended or set aside for environmental remediation and reclamation;
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         (viii) all Costs related to the preparation of programs and reporting as to the results thereof;

         (ix) all Costs related to the preparation of a Final or Preliminary Feasibility Report and a production program;

         (x) all Costs related to construction and development programs up to commercial production; and

         (xi) all Costs related to operations after the date of commencement of commercial production.

EXPLORATION PROPERTY means an Acquired Property that the Investors determine, pursuant to Section 6.1, should be governed by this Agreement and which has been categorized as an Exploration Property pursuant to Section 6.4.

FINAL FEASIBILITY REPORT means a detailed report showing the feasibility of placing a Property or part thereof into commercial production and including at least the following information:

         (i) a description of that part of the Property to be covered by the proposed mine;

         (ii) the estimated recoverable reserves of minerals and the estimated composition and content thereof;

         (iii) the proposed procedure for development, mining and production;

         (iv) results of ore amenability tests (if any);

         (v) the nature and extent of the facilities proposed to be acquired or constructed and, if the size, extent and location of the ore body makes mill facilities feasible, a preliminary design for such mill facilities;

         (vi) the total costs, including capital budget, reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such cost requirements;

         (vii) environmental impact studies and costs thereof;

         (viii) the period in which it is proposed the Property shall be brought to commercial production;
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         (ix) such other data and information as are reasonably necessary to substantiate the existence of a mineral deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations; and

         (x) working capital requirements for the initial four months of operation of the Property as a mine or such longer period as may be reasonably justified in the circumstances.

FIRST RECOVERY DATE means the date on which the first of either Minco or an Investor recovers its Prior Costs from Net Proceeds.

GOVERNMENTAL AUTHORITY means a federal, state, provincial, regional, municipal or local government or subdivision thereof including an entity or person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government or subdivision.

INTEREST means an undivided interest in and to an NCI in respect of an Acquired Property held by Minco or an Investor, as the case may be.

INVESTORS means Teck and Cominco and INVESTOR means any one of them.

JOINT VENTURE AGREEMENT means the agreement to be entered into among the Parties pursuant to Section 6.22 defining the respective rights and obligations with respect to the joint ownership (directly or indirectly) of, and operation of activities on, an Exploration Property or Development Property, as the case may be, once an Investor has earned an Interest.

MINIMUM PERCENTAGE means with respect to the Investors, 50% of that percentage of the issued common shares of Minco issued to both Investors pursuant to
Section 3.1 as compared to the total issued common shares of Minco at the Closing Date.

NCI, with respect to a Property, means a direct or indirect interest therein that is available for a non-Chinese entity or foreigner to acquire under Chinese law and is held by or available to Minco, including shares, or a contractual right to acquire shares, in a Chinese company that owns or holds a direct or indirect interest in the Property.

NET PROCEEDS means that amount which remains after the initial cash flows available or attributable to the Parties' Interest from sales of product from the mine have been used to pay operating, marketing and distribution costs;
taxes (other than income taxes) and royalties; any advances which a Party has made to cover sustaining capital requirements or operating losses during the "cost recovery" period contemplated in Section 6.23 or Section 6.24; and the administrative charge
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contemplated in Section (vi)(B) of the Expenditures definition on costs incurred from the date of commencement of commercial production.

PARTIES means two or more of Minco, Teck and Cominco and PARTY means any one of them.

PERSON means an individual, corporation, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative, or government official or ministry.

PRELIMINARY FEASIBILITY REPORT means an intermediate level report, prepared in accordance with Canadian industry standards, having as its objective a determination whether a project justifies a detailed analysis and cost of a Final Feasibility Report, and identifying aspects of the project that are critical to its viability and that necessitate in-depth investigations through functional or support studies and will be expected to include evaluation of estimated reserves, preliminary mining methods and equipment selections, preliminary metallurgical analysis, workable flow sheet for a process plant, support services and facilities, manpower sources and costs, project implementation schemes, market evaluation, environmental and cultural issues, and a preliminary financial analysis based on investment costs, production costs, and market potential.

PRIME RATE means, at any particular time, the annual rate of interest announced from time to time by Bank of Montreal, main branch, Vancouver, British Columbia as a reference rate then quoted as being in effect on Canadian dollar loans made in Canada to its most creditworthy commercial customers and as to which from time to time a certificate of an officer of such Bank shall be conclusive.

PRIOR COSTS with respect to a Property means the Expenditures incurred by Minco or Investor at the time incurred but before the date of commencement of commercial production, all stated in United States dollars.

PROPERTY means a mineral property in China by whatever instrument it may be held and any interest, contractual right or other right to acquire an interest therein and includes an Acquired Property, an Exploration Property and a Development Property.

PURCHASED SECURITIES means the Units, comprised of common shares and warrants, to be issued to the Investors pursuant to Section 3.1 hereof.

REQUISITE APPROVALS means the approvals of stock exchanges and other regulatory authorities having jurisdiction to review and grant approval of the transactions contemplated by this Agreement.
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         SECOND RECOVERY DATE means the date on which the last of Minco and the
         Investors recovers its Prior Costs from Net Proceeds.

         UNDERLYING AGREEMENT means any agreement in existence at the date hereof, or that comes into existence after the date hereof, entitling Minco to acquire an NCI in respect of an Acquired Property.

         UNIT means one unissued common share of Minco together with one fifth (1/5) of a share purchase warrant, one full warrant entitling the holder thereof to purchase one additional common share of Minco pursuant to the terms of the Subscription Agreement attached hereto as
         Schedule I.

INTERPRETATION

1.2 For all purposes of this Agreement, except as otherwise expressly provided or as the context otherwise requires:

         (a) "THIS AGREEMENT" means this agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions of this Agreement together with all schedules and other attachments to it;

         (b) the headings are for convenience only and shall not be used to interpret this Agreement;

         (c) the word "INCLUDING", when following any general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

         (d) an accounting term not otherwise defined herein has the meaning assigned to it, and every calculation to be made hereunder is to be made, in accordance with generally accepted accounting principles in Canada;

         (e) except where otherwise stated, all references to currency mean United States currency;

         (f) a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time and any statute or regulation that supplements or supersedes such statute or regulations;

         (g) a reference to a Part means a Part of this Agreement and the symbol "Section " followed by a number or some combination of numbers and letters refers to the
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         provision of this Agreement so designated and the symbol "Section"
         followed by a letter within a provision refers to a clause within such provision;

         (h) a reference to a person includes a successor to that person;

         (i) words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals and vice versa;

         (j) a reference to "APPROVAL", "AUTHORIZATION" or "CONSENT" means written approval, authorization or consent; and

         (k) references to payments to be made by certified cheque will be deemed to contemplate payment by certified cheque drawn on, or bank draft issued by, a Canadian chartered bank, payable at par in Vancouver, British Columbia and payable to the party entitled to receive payment or its counsel, in trust.

SCHEDULES

1.3 The following schedules are incorporated into this Agreement by reference:


Schedule        Description                                                     Reference
--------        -----------                                                     ---------
   A            Capital of Minco and Rights to Acquire Securities               Section 2.3(f)
   B            Right to Acquire Interests in NCI's or Properties of Minco      Section 2.3(f)
   C            Minco's Financial Statements                                    Section 2.3(n)
   D            List and Description of Underlying Agreements                   Section 2.3(m)
   E            Form of Consent and Waiver                                      Section 2.4(c)(ii)
   F            Minco's Material Liabilities
   G            Terms of Joint Venture                                          Section 6.20
   H            Net Smelter Return Royalty                                      Section 6.22
   I            Purchased Securities Subscription Agreement                     Section 3.1

GOVERNING LAW

1.4 This Agreement shall be construed and governed by the laws in force in the Province of British Columbia and the courts of said Province shall have exclusive jurisdiction to hear and determine all disputes arising hereunder. Each Party irrevocably attorns to the jurisdiction of said courts and consents to the commencement of proceedings in such courts. This paragraph shall not be construed to affect the rights of a Party to enforce a judgment or award outside the said Province, including the right to record or enforce a judgment or award in any jurisdiction in which the Property is situated.
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SEVERABILITY

1.5 If any provision of this Agreement is or shall become illegal, invalid or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and subsisting and the said remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.


                                     PART 2
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

REPRESENTATIONS AND WARRANTIES OF TECK

2.1 Teck represents and warrants to Minco, as representations and warranties on which Minco has relied in entering into this Agreement and which will survive the execution hereof, that:

         (a) Teck is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction and has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

         (b) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby or thereby contemplated, violate or result in the breach of its constating documents;

         (c) this Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of Teck enforceable against it in accordance with its terms; and

         (d) Teck is acquiring the Purchased Securities as principal.

REPRESENTATIONS AND WARRANTIES OF COMINCO

2.2 Cominco represents and warrants to Minco, as representations and warranties on which Minco has relied in entering into this Agreement and which will survive the execution hereof, that:

         (a) Cominco is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction and has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;
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         (b) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby or thereby contemplated, violate or result in the breach of its constating documents;

         (c) this Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of Cominco enforceable against it in accordance with its terms; and

         (d) Cominco is acquiring the Purchased Securities as principal.

REPRESENTATIONS AND WARRANTIES OF MINCO

2.3 Minco represents and warrants to each of Teck and Cominco, as representations and warranties upon which Teck and Cominco have relied in entering into this Agreement, which will be true at the Closing of the purchase of the Purchased Securities and which will survive the execution hereof, that:

         (a) it is a corporation duly organized and validly subsisting under the laws of British Columbia and has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by, this Agreement;

         (b) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby or thereby contemplated, (i) violate or result in the breach of its constating documents or (ii) conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

         (c) no proceedings are pending for and Minco is unaware of any basis for the institution of any proceedings leading to the dissolution or winding-up of Minco or the placing of it into bankruptcy or subject to any other laws governing the affairs of insolvent persons;

         (d) Schedule A accurately sets out the authorized and issued capital of Minco;

         (e) this Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of Minco enforceable against it in accordance with its terms;

         (f) no person, other than the Investors or as set out in Schedules A and B, has any right, agreement or option, present or future, contingent or absolute or any right capable of becoming a right, agreement or option
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                  (i) to require Minco to issue any further or other shares in its capital or any security or other instrument convertible or exchangeable into shares in its capital, or to convert or exchange any security or other instrument into, with or for shares in its capital,

                  (ii) for the issue or allotment of any of the authorized but unissued shares in its capital,

                  (iii) to require Minco to create any additional shares in its capital,

                  (iv) to require Minco to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its capital,

                  (v) to require Minco to distribute any or all of its assets, or to declare any dividends,

                  (vi) for the purchase of any assets or the acquisition of any interest in a Property or an NCI, or

                  (vii) to purchase or otherwise acquire any securities of Minco;

         (g) no finder's fees, commission or financial services fees of any type whatsoever are payable by Minco in connection with the transactions contemplated by this Agreement except as will be disclosed to and agreed by the Investors prior to the Closing Date, such agreement not to be unreasonably withheld, and not to exceed the regulatory maximum permitted;

         (h) the financial statements of Minco as at and for the financial year ended December 31, 1995 attached as Schedule C present fairly, in all material respects, the financial position of Minco as at December 31, 1995 and the results of operations and the changes in financial position for the year then ended in accordance with Canadian generally accepted accounting principles applied on a consistent basis and do not omit to state any material fact that is required by generally accepted accounting principles or by applicable law to be stated or reflected therein or which is necessary to make the statements contained therein not misleading and there has been no material adverse change in the financial affairs of Minco;

         (i) since the end of its most recently completed fiscal year, Minco has carried on its business in the ordinary and normal course of the routine daily affairs of such business. Since such date, there has been no material change in the business, operations, affairs or conditions of Minco, financial or otherwise, including any change arising as a result of any legislative or regulatory change, modification, revocation or suspension of any material license or right to do business, fire, explosion, accident, casualty, labour trouble, flood, drought, riot,
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         storm, expropriation, condemnation, act of God or otherwise, except changes occurring in the ordinary course of the routine daily affairs of business, which changes have not materially adversely affected the organization, business, properties, prospects or financial condition of Minco;

         (j) no order prohibiting the issue and sale or resale of securities by Minco has been issued and no proceedings for this purpose have been instituted, are pending, or, to the knowledge of Minco contemplated or threatened;

         (k) this Agreement and any statement furnished to Teck and Cominco by or on behalf of Minco do not contain and will not contain any untrue statement of material fact or omit or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

         (l) all taxes, assessments, levies and other amounts, the non-payment of which could affect Minco's ownership interest or title to an NCI or Acquired Property, will have been duly paid, withheld or collected before the Closing Date; provided, however, that none of the foregoing need be paid while the same is being contested in good faith by appropriate proceedings diligently conducted;

         (m) Schedule D contains a complete list of all Underlying Agreements at the date hereof;

         (n) Minco owns, at the date hereof, the NCI's or has rights to acquire an NCI in Properties as set out in the Underlying Agreements on Schedule D and has the right to acquire NCI's in China;

         (o) there are no material liabilities, contingent or otherwise, of Minco which are not disclosed in Schedule "F" attached hereto and Minco has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any person, firm or corporation other than as described in Schedule "F";

         (p) no person, other than PCR, or as set out in Schedule "A", has any right, agreement, or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option:

                  (i) to require Minco to issue any further or other shares in its capital or any security or other instrument convertible or exchangeable into shares in its capital, or to convert or exchange any security or other instrument into, with or for shares in its capital;

                  (ii) for the issue or allotment of any of the authorized but unissued shares in its capital;

                  (iii) to require Minco to create any additional shares in its capital;

                  (iv) to require Minco to purchase, redeem, or otherwise acquire any of the issued and outstanding shares in its capital;

                  (v) to require Minco to distribute any or all of its assets, or to declare any dividends;

                  (vi) for the purchase of any assets or the acquisition or any interest in a Property, or an NCI; or

                  (vii) to purchase or otherwise acquire any securities or Minco;

         (q) the Purchased Securities to be issued to the Investors pursuant to the provisions of paragraph 3, when issued, will be validly issued as fully paid and non-assessable and will be free of all resale restrictions other than the one-year hold period imposed by the Act;

         (r) Minco is not indebted to any affiliate or director or officer of Minco other than is set out in the financial statements attached hereto as Schedule "C";

         (s) no dividends or other distribution of any shares in the capital of Minco have been made, declared or authorized;

         (t) there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of Minco threatened against or affecting Minco at law or in equity or before or by any governmental agency or authority having jurisdiction; and

         (u) the performance of this Agreement will not be in violation of the constating documents of Minco or of any agreement to which Minco is a party and will not give any person or company any right to terminate or cancel any agreement or any right enjoyed by Minco and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon or against the assets of Minco.

COVENANTS OF MINCO

2.4           Minco covenants with Teck and Cominco that:

         (a) until the Closing, each Investor and its counsel and other advisors and representatives will be entitled to have full access during normal business hours to all records relating to Minco, all Affiliates of Minco and their businesses and Minco will furnish or cause to be furnished to each Investor and its representatives all data and information concerning the business, finances, operations and properties of and all Affiliates of Minco that may reasonably be requested and will provide on a timely basis such written consents as may be requested by Teck or Cominco for the purpose of due diligence searches;

         (b) all representations, warranties, covenants and agreements of Minco set forth in this Agreement and in any written statements delivered under this Agreement will be true and correct as at the Closing Date as if made on that date and all representations and warranties will survive the Closing and the transactions contemplated hereby and any investigations made at any time with respect thereto without limitation;

         (c) during the Earn-In Period

                  (i) Minco will promptly provide each Investor with a copy of each Underlying Agreement negotiated or entered into after the date hereof,

                  (ii) Minco will use its best efforts to cause each optionor, joint venturer or co-owner under an Underlying Agreement or co-ownership agreement to which Minco is or may become party to execute the form of consent and waiver attached hereto as Schedule E and will keep each Investor informed of its progress in obtaining such consents and waivers,

                  (iii) Minco will not, without the Designated Investor's prior written consent (such consent not to be unreasonably withheld), agree to amend any Underlying Agreement in a manner that may materially adversely affect the Investors, and

                  (iv) Minco will use its best efforts to secure, as part of any Underlying Agreement entered into, the right for Minco to provide management and direction of, and to operate, programs of work on the subject Acquired Property, and

                  (v) Minco will consult with the Investors with respect to work programs for each Acquired Property and budgets for each Acquired Property and will provide the Designated Investor with such information concerning each Acquired Property and the activities on or in respect thereof and the results of such activities as the Investors may from time to time reasonably request; and

         (d) following the Earn-In Period, Minco will not, with respect to the Properties on which the Investors have exercised their Earn-In Rights, without the Designated Investor's prior written consent (such consent not to be unreasonably withheld), agree to amend any Underlying Agreement in a manner that may materially adversely affect the Investors.

COVENANTS OF TECK

2.5               Teck covenants with Minco that:

         (a) all representations, warranties, covenants and agreements of Teck set forth in this Agreement and in any written statement delivered by Teck under this Agreement will be true and correct as at the Closing Date as if made on that date and all representations and warranties will survive the Closing and the transactions contemplated hereby and any investigations made at any time with respect thereto without limitation;

         (b) it will at all times and from time to time cooperate with each other Party in order to give full effect to this Agreement and in order to assist and expedite the performance by each Party of all or any of the provisions herein contained and, in particular, execute under its corporate seal or otherwise and deliver all such instruments, deeds, mortgages, assignments and other documents and cause all such corporate acts to be duly, expeditiously and validly done as the Parties may reasonably require in accordance with the provisions hereof;

         (c) subject to Section 2.8, it will use all reasonable efforts to ensure that the Investors do not collectively own more than 20% of the issued and outstanding common shares of Minco; and

         (d) Teck will give notice to Minco immediately following each sale of Purchased Securities and upon becoming aware that the Investors shareholding has fallen below the Minimum Percentage.

COVENANTS OF COMINCO

2.6               Cominco covenants with Minco that:

         (a) all representations, warranties, covenants and agreements of Cominco set forth in this Agreement and in any written statement delivered by Cominco under this Agreement will be true and correct as at the Closing Date as if made on that date and all representations and warranties will survive the Closing and the transactions contemplated hereby and any investigations made at any time with respect thereto without limitation;

         (b) it will at all times and from time to time cooperate with each other Party in order to give full effect to this Agreement and in order to assist and expedite the performance by each party of all or any of the provisions herein contained and, in particular, execute under its corporate seal or otherwise and deliver all such instruments, deeds, mortgages, assignments and other documents and cause all such corporate acts to be duly, expeditiously and validly done as the Parties may reasonably require in accordance with the provisions hereof;

         (c) subject to Section 2.8, it will use all reasonable efforts to ensure that the Investors do not collectively own more than 20% of the issued and outstanding common shares of Minco; and

         (d) Cominco will give notice to Minco immediately following each sale of Purchased Securities and upon becoming aware that the Investors shareholding has fallen below the Minimum Percentage.

SURVIVAL

2.7 The representations, warranties, covenants, agreements and conditions hereinbefore set out are conditions on which the Parties have relied in entering into this Agreement, shall survive the acquisition by an Investor of any interest in a Property and related assets hereunder and shall be unaffected by any due diligence undertaken by and Investor in respect of this Agreement and each Party will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made bv them and contained in this Agreement (including lawyer's fees and disbursements).

LIMITATION

2.8 The restriction as to investment level set out in Sections 2.5(c) and 2.6(c) ceases to apply on the earliest to occur of the following events:

         (a) a significant change of control of Minco, of which Minco hereby agrees to give the Investors immediate notice upon becoming aware of the occurrence of the change, provided that Minco shall give the Investors at least five clear trading days prior notice of its intention to sell any common shares or securities convertible into Common Shares which would or are likely to result in a change of control of Minco, as the case may be;

         (b) except where such reduction occurs as a result of dispositions by an Investor, the combined interests of the Investors and Ken Cai (whether directly or indirectly through PCR and whether by ownership, control of or direction over) in Common Shares falling below 25%;

         (c) any reconstitution of management of Minco that results in Ken Cai not being part of management;

         (d) a Person (by itself or together with its Affiliates) or two or more Persons acting jointly and in concert with each other acquiring more than 10% of the outstanding shares of Minco;

         (e) a takeover bid of which Minco is the offeree; provided that if a takeover bid or any competing takeover bid is not successful according to its terms, the restriction set out in Section 2.5(c) and
         Section 2.6(c) shall continue to apply; and

         (f) Minco offering more than 5% of any particular share offering to a Person who is engaged in the business of mineral exploration, mining, smelting or refining.


                                     PART 3
                      INVESTMENT IN PCR AND GRANT OF RIGHTS

ISSUE OF SHARES AND GRANT OF RIGHTS

3.1 Relying upon the representations contained herein, in consideration of the investment by the Investors, and subject to the terms and conditions hereof, Minco hereby:

         (a) agrees to issue and deliver to each Investor, upon receipt of $500,000 Canadian from such Investor, 625,000 Units pursuant to the terms of the Subscription Agreement attached hereto as Schedule I; and

         (b) grants to each Investor, until such time, if any, as the Investors first cease to collectively own the Minimum Percentage:

                  (i) the joint right to nominate one individual for election as a director of Minco,

                  (ii) the Earn-in Rights and preferential purchase rights more particularly described in Parts 6 and 7 and the rights contemplated in Section 2.4(c), and

                  (iii) the right to participate in future financings of Minco, as set forth in Part 5,

         provided that, if the grant to the Investors under this Section 3.1(b) terminates, the Investors rights under Parts 6 and 7 shall not be affected as they relate to Properties in respect of which the Investors have exercised their Earn-In Rights; however, the Investors' rights under Parts 6 and 7 shall continue as to any unexercised Earn-In Rights until March 1, 2004 regardless of whether the Acquired Properties are held by Minco. In determining whether the Investors have ceased to hold the Minimum Percentage, there shall be excluded from the determination any shares issued as consideration for the acquisition of Properties after the date on which the Investors first acquire Common Shares and any shares issued as performance shares, the result of the exercise of directors' stock or other options or any other shares which are issued in a manner in which the Investors are unable to exercise their rights under Part 5.

3.2 Cominco and Teck each agree to execute and deliver to Minco a Subscription Agreement for the Purchased Securities in the form attached hereto as Schedule I concurrently with execution of this Agreement. Cominco and Teck furthermore acknowledge that they may be required to execute and deliver such other documents as may reasonably be requested by Minco in order to obtain necessary regulatory approval of the transactions herein contemplated and Cominco and Teck hereby agree to execute and deliver any and all such documents forthwith at such request of Minco.

3.3 Subject to Section 5.1 herein, following the execution of this Agreement by both parties, Minco will submit this Agreement to the Exchange and request the acceptance for filing hereof. Thereafter, the parties will diligently pursue obtaining such acceptance for filing and regulatory approval and comply with all reasonable requests of the Exchange in connection therewith, but neither party will, in any event, be liable for failure to obtain such acceptance or approval. Each party will cooperate with the other as reasonably necessary to secure such acceptance for filing and other required approvals.

3.4 Each of Cominco and Teck acknowledges that the Purchased Securities are to be allotted and issued to it hereunder pursuant to exemptions from the registration and prospectus requirements of the Act, and acknowledges, confirms to and covenants with Minco that:

         (a) it will comply with all requirements of applicable securities legislation in connection with the issuance to it of the Shares and the resale of the Shares including, without limitation, entering into the Escrow Agreement if required; and

         (b) it is not entering into this Agreement as result of any material information about the affairs of Minco that, to its knowledge, has not been publicly disclosed.

                                     PART 4

                                     CLOSING

TIME AND PLACE OF CLOSING

4.1 The Closing will take place at 11:00 a.m. (Vancouver time) on the Closing Date at Teck's offices in Vancouver, British Columbia or such other place and time as the Parties may agree.

DELIVERIES BY THE INVESTORS

4.2 At the Closing each Investor will, subject to Part 8, deliver to Minco:

         (a) a cheque or bank draft for $500,000 Canadian (being the purchase price for that Investor's Purchased Securities);

         (b) an opinion of counsel, acceptable to Minco, as to the matters set out in Section 4.5;

         (c) a certificate of an officer as to the truth and accuracy of the representations, warranties and covenants of the Investor as at the Closing; and

         (d) such other instruments and documents as are required to be delivered at Closing by the Investor to Minco pursuant to the provisions of this Agreement or as are reasonably required to evidence compliance with the representations, warranties and covenants of the Investor contained herein.

DELIVERIES BY MINCO AT CLOSING

4.3 At the Closing Minco will, subject to Part 8, deliver to each Investor:

         (a) a certificate representing the Purchased Securities registered in the name of the Investor;

         (b) an opinion of counsel acceptable to the Investors as to the matters set out in Section 4.4;

         (c) a certificate of an officer as to the truth and accuracy of the representations, warranties and covenants of Minco as at the Closing; and

         (d) such other instruments and documents as are required to be delivered at Closing by Minco pursuant to the provisions of this Agreement or as are reasonably required to evidence compliance with the representations, warranties and covenants of Minco contained herein.

OPINIONS

4.4 Minco shall deliver at the Closing an opinion of counsel, addressed to each Investor and in a form reasonably satisfactory to the Investor, as to:

         (a) the matters set out in Section 2.3(a), (d), and (e) and, limited as set out in Section 4.6, Section 2.3(b) and (f);

         (b) the valid allotment and issuance of the Purchased Securities to the Investor as fully paid and non-assessable; and

         (c) such other matters as the Investor shall reasonably request.

4.5 Each Investor shall deliver at the Closing an opinion of counsel, addressed to PCR and in a form reasonably satisfactory to Minco, as to:

         (a) in the case of Teck, the matters set out in Section 2.1(a) and (b);

         (b) in the case of Cominco, the matters set out in Section 2.2(a) and (b); and

         (c) such other matters as Minco shall reasonably request.

4.6 In giving the opinion regarding matters set out in Section 2.3(b)(ii) and 2.3(f) counsel may state that such counsel has no actual knowledge of any such agreement or right.


                                     PART 5

                    GRANT OF SUBSCRIPTION RIGHTS TO INVESTORS

RIGHT TO SUBSCRIBE

5.1 Minco hereby grants to each Investor the right to purchase equity securities of Minco or securities convertible into equity securities of Minco (such equity securities and securities convertible into equity securities being referred to as "Securities") from time to time, in the circumstances and manner set out below.

5.2 If Minco intends to allot any Securities (for any purpose including raising working capital generally or to cover its share of program costs in respect of a Property), it shall first offer to sell, free of fees, brokerage or commissions, such number of the Securities to the Investors to ensure that the Investors' aggregate percentage ownership of issued and outstanding Securities of Minco will remain unchanged after giving effect to the allotment.

5.3 The offer shall be made in writing and shall specify any conditions to the offer; the price per offered Security; and that if an Investor does not, within the time stipulated (which shall not be less than 10 days nor more than 30 days), elect in writing to exercise the option hereunder with respect to the offered Securities (in whole or in part), that Investor will be deemed to have elected not to exercise the option as to the offered Securities.

5.4 The purchase of Securities hereunder by the Investors shall be completed contemporaneously with the purchase of Securities by all other persons. The Investors may determine, as between themselves, to acquire all or part of the offered Securities. Unless otherwise indicated by the Investors, if both accept the offer they shall be deemed to be purchasing the offered Securities in equal proportions.

5.5 After the expiry of the time stipulated in the offer, or on receipt of written confirmation from both Investors that they elect not to exercise the option with respect thereto, Minco may for 180 days thereafter offer the remaining Securities to the persons and in the manner it thinks most beneficial, but the offer to those persons shall not be at a price less than, or on terms less favourable to Minco than the offer to the Investors.

5.6 At such time, if any, as the Investors' first cease to collectively own the Minimum Percentage, the right to purchase securities as set out in this Part 5 will immediately terminate.


                                     PART 6

                          MATTERS AFFECTING PROPERTIES

PROPERTIES TO BE GOVERNED HEREBY

6.1 If, prior to March 1, 2004, Minco identifies an Acquired Property of merit in respect of which Minco has acquired or may acquire an NCI which it believes may be of interest to the Investors, Minco, and all persons acting on its behalf, shall deliver a notice to the Investors, providing reasonable details regarding the Property, the NCI and the Underlying Agreement and requesting the Investors to determine whether such Acquired Property is one that should be governed by this Agreement. The Investors shall notify Minco in writing within 15 days after receipt of Minco's notice of their determination. The Investors Earn-In Rights under this Part 6 shall not be limited as to time but may only be exercised on those Acquired Properties which are held subject to this Agreement on or prior to March 1, 2004.

6.2 If the Investors determine that such Acquired Property is not one that should be governed by this Agreement, Minco will be free to deal with that Acquired Property as it sees fit and that Acquired Property shall thereafter not be subject to this Agreement. Failure by the Investors to notify Minco of their determination within the time limit in Section 6.1 will be deemed to be a determination that the Acquired Property should not be governed by this Agreement.

6.3 If the Investors determine that the Acquired Property is to be governed by this Agreement, they shall either sign a separate confidentiality agreement relating to the particular Property or shall add the Property to the schedule of properties governed by the current Confidentiality Agreements. Thereafter Minco will make all data in its possession or control available to the Investors and will, if requested to do so by the Investors and subject to limits imposed by the relevant Governmental Authority, arrange for site visits at the earliest reasonable time and within such time periods that will allow the Investors adequate time for evaluating the Property. The Investors shall be responsible for their own costs in connection with such site visits and such other costs as may have been agreed by the Investors in advance of the site visit.

CATEGORIZATION OF EXPLORATION OR DEVELOPMENT PROPERTY

6.4 On the earlier of 15 days after receipt of Minco's notice under Section 6.1, if the Investors have already completed a site visit, or within 30 days of completion of a site visit as contemplated in Section 6.3, the Investors shall deliver a notice to Minco indicating whether the Acquired Property should be categorized as:

         (a) an Exploration Property, in which case Section 6.5 to Section 6.13 will govern; or

         (b) a Development Property, in which case Section 6.14 to Section 6.21 will govern.

Failure by the Investors to notify Minco of their election within the above time limit will be deemed to be an election to categorize the Acquired Property as an Exploration Property.

THIRD PARTY DEALINGS PRIOR TO EARN-IN

6.5 All dealings by Minco with respect to an Acquired Property before the Investors have exercised their Earn-In Rights on two Properties shall be subject to the Investors' Earn-In Rights and any Person who acquires an Interest in an Acquired Property prior thereto shall hold that Interest subject to the Investors' Earn-In Rights and, following such acquisition, this Agreement shall apply mutatis mutandis to that Person and the Interest which it has acquired so that the Person and Minco shall enjoy the rights and benefits flowing from the Investors and shall be subject to the same duties and obligations to the Investors pro rata their respective Interests.

EARN-IN RIGHTS GENERALLY

6.6 Under the Teck-Cominco-PCR Agreement, the Investors have the right to earn an Interest in an aggregate of two NCIs held by PCR or Minco. The Investors' right to earn an Interest (the "Earn-In Rights") regarding NCI's held by Minco are exercisable in the manner set out either in Section 6.8 or Section 6.14. Promptly upon the Investors exercising an earn-in right under the Teck-Cominco-PCR Agreement, the Investors shall give notice to Minco. After the Investors have exercised their earn-in rights under the Teck-Cominco-PCR Agreement or their Earn-in Rights under this Agreement as to an aggregate of two Acquired Properties, the Earn-In Rights will terminate and the provisions of
Section 6.1 through Section 6.21 will cease to apply to the Parties.

EXPLORATION PROPERTIES GENERALLY

6.7 An Acquired Property that has been categorized by the Investors as an Exploration Property will form part of the general assets of Minco, but will remain subject to the terms of this Agreement, and in particular:

         (a) all dealings with such Property by Minco before the production of a Preliminary Feasibility Report relating thereto will be subject to the Earn-in Rights of the Investors set out more particularly in
         Section 6.8.

         (b) Minco may, but is not obligated to, per-form additional work on the Property;

         (c) all Preliminary Feasibility Reports shall be presented and delivered to the Investors, forthwith upon completion or receipt by Minco, at a meeting to be held at a mutually convenient time and place and called by Minco on at least 30 days notice to the Investors;

         (d) if less than $1,000,000 in Expenditures have been incurred by Minco in connection with the Exploration Property, Minco may elect to abandon the Property or allow contractual rights to expire without the consent of the Investors but will provide notice of such event to the Investors; and

         (e) if Minco has incurred Expenditures of $1,000,000 or more and wishes to abandon the Exploration Property or allow contractual fights to expire, it shall first give 30 days notice to the Investors of such intent and if the Investors request Minco not to abandon the Property or to allow the contractual rights to expire, the Investors shall, subject to the applicable Underlying Agreement and approval of the relevant Governmental Authority, assume the obligations of Minco with respect to such contractual rights.

EARN-IN RIGHT ON EXPLORATION PROPERTIES

6.8 Subject to existing requirements under any applicable Underlying Agreement, the Investors will have a right to earn a 51% Interest in respect of an Exploration Property and will have the further joint right to become the operator of programs on such Exploration Property, by

         (a) completing, at their sole cost as between the Parties, a Final Feasibility Report with respect to the Exploration Property, and

         (b) arranging for, and giving notice as contemplated in Section 6.12 of, funding (by equity, debt or a combination thereof) of all costs which are required to be provided by the Parties in respect of the NCI to bring the Property into commercial production as contemplated in a Final Feasibility Report.

6.9 The Earn-In Rights are exercisable with respect to an Exploration Property in respect of which the Investors give Minco an Exercise Notice prior to the 30th day after the date of the meeting contemplated in Section 6.7(c). Failing delivery of an Exercise Notice within the 30 days aforesaid, the Investors shall be deemed to have elected that the Exploration Property be released from their Earn-In Rights and that Property shall thereafter not be subject to this Agreement.

EARNING AN INTEREST - EXPLORATION PROPERTY

6.10 Where the Investors have delivered an Exercise Notice as contemplated in
Section 6.9, the Investors will thereafter have the right to design and implement such programs of work to be conducted on the Exploration Property as, in their sole discretion, they consider necessary to complete a Final Feasibility Report with respect thereto and will earn the Interest in accordance with the following provisions.

6.11 The Investors shall complete the Final Feasibility Report contemplated in
Section 6.10 without undue delay and within such time limits as are imposed by the applicable Underlying Agreement. The Investors shall present and deliver to Minco a copy of the Final Feasibility Report, forthwith upon completion or receipt by the Investors, at a meeting to be held at a mutually convenient time and place and called by the Investors on at least 30 days notice to Minco. At the meeting or by separate notice the Investors will indicate by notice whether:

         (a) they consider the Final Feasibility Report to be positive and bankable and they intend to seek funding necessary to bring the mine into commercial production as contemplated in the Final Feasibility Report, in which case Section 6.12 shall apply;

         (b) they consider the Final Feasibility Report to be otherwise positive and bankable, but that it is not prudent to proceed at that time for reasons or as a result of conditions which they shall itemize at that time; in which case Section 6.13 shall apply; or

         (c) they no longer wish to retain their Earn-In Rights with respect to that Exploration Property, in which case that Property shall cease to be subject to this Agreement.

Notwithstanding the foregoing, the Investors may, at any time prior to completion of a Final Feasibility Report, give notice to Minco that they are abandoning the completion of the Final Feasibility Report and that they no longer wish to retain their Earn-In Rights with respect to that Exploration Property, in which case that Property shall cease to be subject to this Agreement. The Investors will, promptly following the abandonment, provide Minco, on a without-warranty basis, with copies of all factual information and data held or developed by the Investors as part of their Final Feasibility

Report work which the Investors are not precluded from providing as a result of confidentiality obligations to third parties.

6.12 If the Investors give notice under Section 6.11(a), the Investors shall have 180 days from the date of delivery of the notice to Minco under Section 6.11(a) to obtain (by equity and commitments from a bank or other third party for financing) 100% of the funds necessary for the program contemplated by the Final Feasibility Report which are required to be provided by the Parties in respect of the NCI. Upon the delivery of a Commitment Notice by the Investors to Minco that the required funds are available:

         (a) the Investors shall have earned an undivided 51% Interest provided always that if the applicable Underlying Agreement provides that Minco must complete the programs before an Interest is earned, the Investors shall earn their Interest at the same time as Minco; and

         (b) upon the Interest having been earned, the Investors shall have exercised an Earn-In Right.

6.13 If the Investors give notice of deferral under Section 6.11(b), the Investors may, where possible in accordance with the Underlying Agreement, defer delivery of a Commitment Notice from time to time until, in their view, the subject Property could be placed into commercial production and such deferral shall not prejudice the rights of the Investors hereunder. If the Investors elect to defer commencement of programs contemplated in the Final Feasibility Report under such circumstances, they shall update the Final Feasibility Report annually and deliver the results of such update to Minco together with an indication whether they are continuing to defer a decision to commence with the programs.

EARN-IN RIGHT ON DEVELOPMENT PROPERTIES

6.14 Subject to existing requirements under any applicable Underlying Agreement, the Investors will have a right to earn a 70% Interest in respect of a Development Property and will have the further joint right to become the operator of programs on such Development Property, by

         (a) completing, at their sole cost as between the Investors, such exploration work or other activities as may be necessary after its categorization as a Development Property under Section 6.4 and a Final Feasibility Report with respect to the Development Property, and

         (b) arranging for, and giving notice as contemplated in Section 6.17 of, funding (by equity, debt or a combination thereof) 70% of the costs which are required to be provided by the Parties in respect of the NCI to bring the mine into commercial production as contemplated in a Final Feasibility Report (or 70% of such funds as are required for the programs contemplated under the Final Feasibility Report where such programs relate to the expansion of an existing or currently operating mine).

EARNING AN INTEREST - DEVELOPMENT PROPERTY

6.15 Where under Section 6.4(b) the Investors have categorized the Acquired Property as a Development Property, the Investors will thereafter have the right to design and implement such programs of work to be conducted on the Property as, in their sole discretion, they consider necessary to complete a Final Feasibility Report with respect thereto and will earn their Interest in accordance with the following provisions.

6.16 The Investors shall complete the Final Feasibility Report contemplated in
Section 6.15 without undue delay and within such time limits as are imposed by the applicable Underlying Agreement. The Investors shall present and deliver to Minco a copy of the Final Feasibility Report, forthwith upon completion or receipt by the Investors, at a meeting to be held at a mutually convenient time and place and called by the Investors on at least 30 days notice to Minco. At the meeting or by separate notice the Investors will indicate by notice whether:

         (a) they consider the Final Feasibility Report to be positive and bankable and they intend to seek funding necessary to bring the mine into commercial production as contemplated in the Final Feasibility Report, in which case Section 6.17 shall apply;

         (b) they consider the Final Feasibility Report to be otherwise positive and bankable, but that it is not prudent to proceed at that time for reasons or as a result of conditions which they shall itemize at that time; in which case Section 6.18 shall apply; or

         (c) they no longer wish to retain their Earn-In Rights with respect to that Property, in which case that Property shall cease to be subject to this Agreement.

Notwithstanding the foregoing, the Investors may, at any time prior to completion of a Final Feasibility Report, give notice to Minco that they are abandoning the completion of the Final Feasibility Report and that they no longer wish to retain their Earn-In Rights with respect to that Property, in which case that Property shall cease to be subject to this Agreement. The Investors will, promptly following the abandonment, provide Minco, on a without-warranty basis, with copies of all factual information and data held or developed by the Investors as part of their Final Feasibility Report work which the Investors are not precluded from providing as a result of confidentiality obligations to third parties.

6.17 If the Investors give notice under Section 6.16(a) or Section 6.18, the Investors shall have 180 days from the date of delivery of the notice to Minco under Section 6.16(a) or Section 6.18 to obtain (by equity and commitments from a bank or other third party for financing)

70% of the funds necessary for the program contemplated by the Final Feasibility Report which are required to be provided by the Parties in respect of the NCI. Upon delivery of a Commitment Notice by the Investors to Minco that the required funds are available:

         (a) the Investors shall have earned an undivided 70% Interest, provided always that if the applicable Underlying Agreement provides that Minco must complete the programs before an Interest is earned, the Investors shall earn their Interest at the same time as Minco; and

         (b) upon the Interest having been earned, the Investors will have exercised an Earn-In Right.

6.18 If the Investors give notice of deferral under Section 6.16(b), the Investors may, where possible in accordance with the Underlying Agreement, defer delivery of a Commitment Notice from time to time until, in their view, the subject Property could be placed into commercial production and such deferral shall not prejudice the rights of the Investors hereunder. If the Investors elect to defer commencement of programs contemplated in the Final Feasibility Report under such circumstances, they shall update the Final Feasibility Report annually and deliver the results of such update to Minco together with an indication whether they are continuing to defer a decision to commence with the programs. The Investors may, at any time during the deferral, give notice to Minco that conditions upon which the deferral has been based have been overcome and they consider the Final Feasibility Report to be positive and bankable and they intend to seek funding necessary to bring the mine into commercial production as contemplated in the Final Feasibility Report, in which case
Section 6.17 shall apply to the Investors and Section 6.19 to Section 6.21 will apply to Minco.

6.19 The Investors will be entitled to include in the terms of any bank or third party commitment for financing a condition precedent that Minco will provide the remaining 30% of the funds necessary for the programs of work which are required to be provided by the Parties in respect of the NCI.

6.20 If Minco is unable, during the 180-day period referred to in Section 6.17, to deliver a Commitment Notice for its 30% of the required funds the Investors can either:

         (a) notify Minco that the production programs will be postponed; or

         (b) elect to arrange for or provide such remaining funds as are necessary for the programs contemplated by the Final Feasibility Report, in which case Minco's Interest will be diluted in accordance with the dilution formula set out in the Terms of Joint Venture annexed as Schedule F hereto.

6.21 If the Investors elect under Section 6.20 to postpone the production programs, Minco and Investor shall maintain their respective interests in the Property. The Investors shall update the Final Feasibility Report annually and may, at any time, elect to proceed with the production program contained therein. In such case, the Investors will give notice in writing to Minco and Minco will thereafter have 180 days within which to arrange for financing of its share of funds required for the production programs. If after the expiry of such time Minco cannot deliver a Financing Notice for its share of funds, the Investors will be entitled to provide the balance of such funds for the production programs and the interest of Minco will be diluted in accordance with the dilution formula set out in the Terms of Joint Venture annexed as Schedule F hereto.

JOINT VENTURE

6.22 As promptly as practicable after the Closing Date, the Parties shall settle the form of Joint Venture Agreement relating to Properties, which Joint Venture Agreement shall include at least the terms set out on Schedule G, including a provision that if Minco's Interest is diluted to 10% its Interest will be converted to a 1% Net Smelter Return Royalty, as defined in Schedule H, from that share of production from a mine on the Property which is taken in kind or attributable to the Interests held by the Parties. Notwithstanding actual Expenditures of Minco, Minco's initial contribution for a Development Property for the purposes of calculating dilution shall be deemed to be such amount that is equal to 3/7 of Investors' Costs (see Schedule F) at the time of Commitment Notice. Each Property for which the Investors have exercised an Earn-In Right will be governed by its own separate Joint Venture Agreement.

COST RECOVERY - DEVELOPMENT PROPERTY

6.23 With respect to a Development Property, Net Proceeds shall be distributed as follows:

         (a) firstly 100% to repay any third party project financing;

         (b) secondly, 100% to repay any project financing contributed by the Parties as between the Parties in proportion to their percentage contribution level to the project financing;

         (c) thirdly, to repay any Prior Costs, excluding deemed costs, prior to the date of the Investors' Commitment Notice; and

         (d) finally, to the Parties in proportion to their respective
         Interests.

COST RECOVERY - EXPLORATION PROPERTY

6.24 With respect to an Exploration Property, Net Proceeds shall be distributed as follows:

         (a) firstly 100% to repay any third party project financing;

         (b) secondly, until the First Recovery Date, 75% to the Investors in respect of their Prior Costs, excluding deemed costs (in proportion to their respective Interests as between them) and 25% to Minco in respect of its Prior Costs, excluding deemed costs, plus interest at Prime Rate plus 2%, calculated in each case from the date on which the said Prior Costs were paid;

         (c) thirdly, until the Second Recovery Date, 100% to the Party that has not yet recovered its Prior Costs, excluding deemed costs, plus interest at the Prime Rate plus 2%, calculated from the date on which such said Prior Costs were paid; and

         (d) finally, to the Parties in proportion to their respective
         Interests.

MINCO CONSULTING SERVICES

6.25 Where Minco can demonstrate that its current employees have the required expertise and provided that the contract price is within the standard range in the industry for arms length engagements, such Party shall be entitled to offer its consulting services to any other Party hereto. The Investors may require Minco to render consulting services, so long as the renumeration for such services is within the standard range in the industry.


                                     PART 7

                 ASSIGNMENTS AND PREFERENTIAL RIGHTS OF PURCHASE

ASSIGNMENTS

7.1 No Party may assign any right, benefit or interest in this Agreement or an NCI in respect of which the Investors have exercised their rights under Part 6 without the prior written consent of the other Parties and any purported assignment without such compliance will be void except:

         (a) such assignment is permitted if it occurs in accordance with Part
         6;

         (b) an Investor may, at any time, assign all or any part of its interest to an Affiliate so long as such Affiliate agrees to be bound by the terms of this Agreement and to retransfer the interest prior to ceasing to be an Affiliate of such Investor;

         (c) Minco may assign all or any part of its interest to a wholly-owned subsidiary of Minco so long as such entity agrees to be bound by the terms of this Agreement and to retransfer the interest prior to ceasing to be a wholly-owned subsidiary;

         (d) Minco may assign all or any part of its Interest to the Investors or to PCR;

         (e) the Investors may freely assign Interests as between them; and

         (f) such assignment is permitted if it occurs in accordance with
         Section 7.2 through 7.6.

             7.2 Subject to Section 7.7 and to existing requirements under any applicable Underlying Agreement, after the Earn-In Rights contained in Section
6.6 and 6.7 have been exercised (by either or both Investors) with respect to an aggregate of two Properties, if:

         (a) Minco wishes to dispose of all or a portion of its Interest in a Property; or

         (b) Minco wishes to accept a legally binding and enforceable offer from a third party to purchase, earn or acquire an Interest;

it shall first offer to the Investors the same opportunity in the manner hereinafter set out.

             7.3 Minco shall deliver an offer ("Minco's Offer") to the Investors which shall include at least the following information or documents:

         (a) a written notice specifying in reasonable detail the Property which is the subject of Minco's Offer, and the NCI in relation thereto;

         (b) all information in Minco's possession or control relating to the Acquired Property;

         (c) such preliminary feasibility report (if any and without obligating Minco to produce one) relating to the Acquired Property in the possession or control of Minco;

         (d) the terms and conditions of Minco's Offer, or a copy of any third party offer contemplated in Section 7.2(b), including the time period for acceptance; and

         (e) all other information, analysis and data in Minco's possession or control that the Investors may reasonably request or which might reasonably be expected to be useful to them in deciding whether to accept Minco's Offer;

and in all cases if the Investors have not previously executed a confidentiality agreement governing the subject Property, upon request of Minco before delivery of the information, they shall do so.

             7.4 The Investors shall have 30 days after receipt of Minco's Offer to accept Minco's Offer. Either or both of the Investors may elect in writing to accept such offer and where both Investors elect to accept, they shall participate in purchasing, earning or acquiring the Interest in equal proportions unless otherwise agreed between them. Completion of the transaction shall occur on a date agreed among the Parties but not earlier than 60 days after delivery of the acceptance notice.

             7.5 If neither Investor accepts Minco's Offer within the time period provided for acceptance, the Investors shall be deemed to have declined the offer and Minco may, for a period of 180 days thereafter, sell or dispose of the Interest to a third party (and where Minco's Offer relates to a specific third party offer to that third party) on the same, or financially equivalent, terms and conditions as set out in Minco's Offer; provided that, with respect to the Properties in which the Investors have exercised their Earn-In Rights, the third party agrees to be bound by this Agreement. If Minco does not complete the acquisition or transaction within the said 180 days, the preferential right of purchase enjoyed by the Investors shall again apply to any proposed disposition.

             7.6 If after making an election or earning an Interest under Part 6 an Investor wishes to transfer all of the Interest to a third party other than an Affiliate, it must first offer the Interest to Minco in accordance with the provisions of Section 7.2 to Section 7.5 and for these purposes "Minco" shall be read to mean the particular Investor and "Investors" shall be read to mean Minco.

             7.7 This Part 7 shall cease to apply to Properties, other than the two in respect of which the Investors have exercised their Earn-In Rights, on the earlier of March 1, 2004 and the third anniversary of the date the Investors have exercised their Earn-In Rights on two Properties.

                                     PART 8

                                   CONDITIONS

CONDITIONS TO THE OBLIGATIONS OF TECK AND COMINCO

             8.1 Except as otherwise specifically set forth herein, all obligations of Teck and Cominco under this Agreement are subject to the fulfilment, before or on the Closing Date, of each of the following conditions for the exclusive joint benefit of the Investors, each of which may be waived in whole or in part by the Investors, on or before the Closing Date:

         (a) all representations and warranties of Minco contained in this Agreement or in any written statement delivered to Teck or Cominco under this Agreement, are true and correct, when made and will be true and correct at the Closing Date; and

         (b) each of the covenants and agreements of, conditions imposed upon and the deliveries set out herein to be made by Minco to be performed, satisfied or complied with on or before the Closing Date has been duly performed, satisfied and complied with in all respects on or before the Closing Date.

CONDITIONS TO THE OBLIGATIONS OF MINCO

             8.2 Except as otherwise specifically set forth herein, all obligations of Minco under this Agreement are subject to the fulfilment, before or on the Closing Date, of each of the following conditions for the exclusive benefit of Minco and each of which may be waived in whole or in part by Minco on or before the Closing Date:

         (a) receipt of any Requisite Approvals for the transactions contemplated in this Agreement;

         (b) all representations and warranties of Teck and Cominco contained in this Agreement, or in any written statement delivered to Minco by Teck or Cominco under this Agreement, are true and correct, when made and will be true and correct on the Closing Date; and

         (c) each of the covenants, agreements and conditions of Teck and Cominco to be performed, satisfied or complied with on or before the Closing Date pursuant to the terms hereof has been duly performed, satisfied and complied with in all respects on or before the Closing Date.


                                     PART 9

                                  FORCE MAJEURE

FORCE MAJEURE

             9.1 Notwithstanding any other provision of this Agreement, a Party's rights and privileges shall not be affected and no liabilities hereunder shall result to that Party, except for monies then due, for any delay in performance or non-performance caused by circumstances beyond the control of the party affected, including but not limited to acts of God, earthquake, fire, flood or the elements, perils of the sea, including any action or threatened action of any nation endangering transport, malicious mischief, riots, strikes, lockouts, boycotts, picketing, labour disturbances, war, compliance with any directive, order or regulation of any governmental authority or representatives thereof acting under claim or colour of authority, accidents, equipment or operational breakdown, shortage or inability to obtain fuel, electric power, raw materials or manufactured products, equipment, containers or transportation, unfavourable economic or political considerations beyond the control of that Party such as, but not limited to foreign exchange controls restricting foreign investment or the return of foreign investment, or the currency in which it is payable and restrictions on the export of production or due to any cause beyond that Party's reasonable control whether or not similar to the foregoing.

NOTICE

             9.2 Upon the occurrence of an event of force majeure, the affected Party shall notify the other Parties immediately upon such occurrence and the Parties shall exercise all reasonable efforts and due diligence to eliminate or remedy any event of force majeure or interrupting proponents hereunder (provided that nothing herein contained shall be construed as requiring any party to accede to any demands of workers which it considers unreasonable or to test constitutionality of any law).

EXTENSION OF TIME

             9.3 If an event of force majeure occurs, the time periods during which a Party must satisfy its obligations hereunder will be extended for the same length of time as the event of force majeure continues.


                                     PART 10

                               GENERAL PROVISIONS

ENTIRE AGREEMENT

             10.1 This Agreement constitutes the entire agreement among the Parties and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement other than agreements executed by each of the Parties on or after the date of this Agreement.

NO OTHER REPRESENTATIONS

             10.2 No director, officer, employee or agent of any Party has any authority to make any representation or warranty not contained in this Agreement, and each Party agrees that it has executed this Agreement without reliance upon any such representation or warranty.

WAIVER AND CONSENT

             10.3 No consent or waiver, express or implied, by either Party to or of any breach or default by the other of any or all of its obligations under this Agreement will

         (a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this Section 10.3;

         (b) be relied on as a consent to or waiver of any other breach or default of the same or any other obligation;

         (c) constitute a general waiver under this Agreement; or

         (d) eliminate or modify the need for a specific consent or waiver pursuant to this Section 10.3 in any other or subsequent instance.

AMENDMENTS

             10.4 This Agreement may not be amended except by written document signed by all Parties to this Agreement.

PRESS RELEASES

             10.5 Each Party shall consult with the others prior to issuing any press release or other public statement regarding a Property or the activities of the Parties with respect thereto:

         (a) during the Earn-In Period in respect of all Acquired Properties;
         and

         (b) thereafter in respect of Acquired Properties for which the Investors have exercised the Earn-In Rights.

At all times each Party shall obtain prior approval from the other before issuing any press release or public statement using the others' names or the name of any of the others' associated companies or of any of the officers, directors or employees of the others or their associated companies.

BINDING EFFECT

             10.6 This Agreement will enure to the benefit of and be binding upon the respective legal representatives, successors and permitted assigns of the Parties.

TIME OF ESSENCE

             10.7 Time is of the essence in the performance of each obligation under this Agreement.

FURTHER ASSURANCES

             10.8 Each Party will at all times and from time to time cooperate with each other Party in order to give full effect to this Agreement and in order to assist and expedite the performance by each Party of all or any of the provisions herein contained and, in particular, do all acts and things and execute under its corporate seal or otherwise and deliver all such instruments, deeds, mortgages, assignments and other documents and cause all such corporate acts to be duly, expeditiously and validly done as the Parties may reasonably require in accordance with the provisions hereof.

NOTICE

             10.9 Every notice, request, demand or direction (each, for the purposes of this Section 10.9, a "notice") to be given pursuant to this Agreement by any Party to another will be in writing and will be delivered or sent by telecopier or other similar form of instantaneous written communication on tangible medium, in each case, addressed as applicable as follows:

           If to Minco:

                      1870 - 401 West Georgia Street
                      Vancouver, British Columbia
                      V6B 5A1

                      Fax: (604) 688-8030
                      Attention: Chairman


           If to Teck at:
                      600 - 200 Burrard Street
                      Vancouver, British Columbia
                      V6C 3L9

                      Fax: (604) 687-6100
                      Attention: Secretary

           If to Cominco at:

                      500 - 200 Burrard Street
                      Vancouver, British Columbia
                      V6C 3L7

                      Fax: (604) 844-2516
                      Attention: General Manager, Exploration, International

or to such other address as is specified by the particular Party by notice to the other.

DEEMED RECEIPT

             10.10 Any notice delivered or sent in accordance with Section 10.9 will be deemed to have been given and received:

         (a) if delivered, on the first Business Day after the day of delivery; and

         (b) if sent by telecopier or other similar form of instantaneous written communication, on the first Business Day after the day of transmittal.

TERMINATION

             10.11 This Agreement will terminate:

         (a) upon mutual agreement of the Parties; and

         (b) at the option of the Investors if any of the events set out in 2.8(b) occurs.

COUNTERPARTS

             10.12 This Agreement may be signed by facsimile and in any number of counterparts and all such counterparts will be taken to comprise a single agreement.

CONDITIONS PRECEDENT

             10.13 This Agreement and the obligations of the Parties are subject to:

         (a) the execution of a subscription agreement between Minco, Teck and Cominco relating to the Teck-Cominco private placement; and

         (b) acceptance for filing of this Agreement by the Vancouver Stock Exchange on or before March 31, 1996.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.


The Common Seal of                                     )
MINCO MINING AND METALS                                )
CORPORATION                                            )
was affixed in the presence of:                        )
                                                       )      C/S
/s/illegible                                           )
________________________________                       )
Authorized Signatory                                   )
                                                       )
/s/illegible                                           )
________________________________                       )
Authorized Signatory                                   )

The Corporate Seal of                                  )
TECK CORPORATION                                       )
was affixed in the presence of:                        )
                                                       )      C/S
/s/illegible                                           )
________________________________                       )
Authorized Signatory                                   )
                                                       )
/s/illegible                                           )
________________________________                       )
Authorized Signatory                                   )


The Corporate Seal of                                  )
COMINCO LTD.                                           )
was affixed in the presence of:                        )
                                                       )      C/S
/s/illegible                                           )
________________________________                       )
Authorized Signatory                                   )
                                                       )
/s/illegible                                           )
________________________________                       )
Authorized Signatory                                   )

                                                                    Schedule A-1

                       This is SCHEDULE A to the Agreement
                   Between MINCO MINING AND METALS CORPORATION
                        TECK CORPORATION and COMINCO LTD.
                       made the 20th day of February, 1996


ISSUED CAPITAL

As at March 25, 1996 there were 3,309,882 common shares outstanding in the capital of the Company.


RIGHTS TO ACQUIRE SECURITIES IN MINCO

1. incentive stock options for an aggregate of 10,000 common shares exercisable until June 2, 2000 at a price of $1.00 per share;

2. an aggregate 60,241 additional performance escrow shares to be issued to certain principals of Minco pursuant to the policies of the Exchange, the issuance of which remains subject to the approval of the Exchange;

3. 200,000 finders fee shares to be issued to December Inc. pursuant to a Finders Fee Agreement dated as of December 11, 1995 made between December Inc. and Minco, the issuance of which remains subject to the approval of the Exchange;

4. 100,000 finder's fee special warrants to be issued to Canaccord Capital Corporation pursuant to a Finder's Fee Agreement dates as of February 29, 1996 made between Canaccord Capital Corporation and Minco, the issuance of which remains subject to the approval of the Exchange; and

5. incentive stock options for an aggregate of 1,050,000 common shares exercisable until March 5, 2001 at a price of $1.85 per share, subject to the approval of the Exchange.

                                                                  Schedule B - 1


                       This is SCHEDULE B to the Agreement
                   Between MINCO MINING AND METALS CORPORATION
                        TECK CORPORATION and COMINCO LTD.
                       made the 20th day of February, 1996




                           RIGHTS TO ACQUIRE INTERESTS
                       IN ACQUIRED PROPERTIES HELD BY PCR

Notes:

There is only one agreement (the "TEMCO OPTION AGREEMENT") dated March 3, 1995 between PCR and Orient Gold Mines Ltd, under which a third party has a right to acquire an interest in an Acquired Property for purposes of the Agreement.

A copy of the above agreement has been made available to the Parties.

                                                                  Schedule D - 1


                       This is SCHEDULE D to the Agreement
                   Between MINCO MINING AND METALS CORPORATION
                        TECK CORPORATION and COMINCO LTD.
                       made the 20th day of February, 1996



                  LIST AND DESCRIPTION OF UNDERLYING AGREEMENTS

NOTES:

1. THERE IS ONLY ONE AGREEMENT (THE "EMPEROR'S DELIGHT JOINT VENTURE CONTRACT") DATED DECEMBER 25, 1995 BETWEEN AND THE FIRST:
         GEOEXPLORATION BUREAU ("FGEB") OF THE MINISTRY OF METALLURGICAL INDUSTRY AND TRIPLE EIGHT MINERAL CORPORATION WHICH IS AN UNDERLYING AGREEMENT FOR PURPOSES OF THE AGREEMENT.


2. There are three other agreements which are not Underlying Agreements FOR PURPOSES OF THE AGREEMENT BUT WHICH HAVE THE POTENTIAL TO BECOME UNDERLYING AGREEMENTS.

(a) THE FIRST SUCH AGREEMENT (THE "FGEB CO-OPERATION AGREEMENT") WAS AMONG FGEB, PATRICIAN GOLD MINES LTD., AND PCR AND WAS DATED OCTOBER 4, 1994 (WITH OCTOBER 4, 1994 BEING THE EFFECTIVE DATE AND THE DATE ON WHICH THE CHINESE VERSION WAS SIGNED BUT WITH NOVEMBER 17. 1994 BEING THE DATE ON WHICH THE ENGLISH VERSION WAS SIGNED).

(b) THE SECOND SUCH AGREEMENT THE (THE "CB-LG AGREEMENT') DATED JUNE 6, 1995 AMONG TECK EXPLORATION LTD., PCR AND BAIYIN NON-FERROUS METALS COMPANY.

(c) The third such agreement dated July 7, 1995 as amended by undated supplementary agreement between Minco Mining & Metals Corporation and Sichuan Bureau of Geology and Mineral Resources.


A COPY OF THE ABOVE AGREEMENTS HAS BEEN MADE AVAILABLE TO THE PARTIES.

                                                                   Schedule C-1

                      This is SCHEDULE C to the Agreement
                  Between MINCO MINING AND METALS CORPORATION
                       TECK CORPORATION and COMINCO LTD.
                      made the 20th day of February, 1996
--------------------------------------------------------------------------------



      Audited Financial Statements of Minco Mining and Metals Corporation
                            dated December 31, 1995



                      MINCO MINING AND METALS CORPORATION

                      Final Statements

                      December 31, 1995



                      Index

                      Auditors' Report

                      Balance Sheet

                      Statement of Loss and Deficit

                      Statement of Changes in Financial Position

                      Notes to Financial Statements

ELLIS FOSTER
 CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, B.C., Canada V6J 1G1
Telephone: (604) 734-1112 Facsimile: (604) 734-1502

--------------------------------------------------------------------------------



AUDITORS' REPORT



To the Shareholders of

MINCO MINING AND METALS CORPORATION


We have audited the balance sheets of MINCO MINING and METALS CORPORATION as at December 31, 1995 and 1994 and the statements of loss and deficit and changes in financial position for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1995 and 1994 and the results of its operations and the changes in its financial position for the years then ended in accordance with generally accepted accounting principles.



Vancouver, Canada                                       /s/ Ellis Foster
February 12, 1996                                       ---------------------
                                                        Chartered Accountants

--------------------------------------------------------------------------------
E   A partnership of incorporated professionals
 F An independently owned and operated member of Moore Stephens North America, Inc., a member of Moore Stephens International Limited-members in principal cities throughout the world

MINCO MINING AND METALS CORPORATION

Balance Sheet
December 31, 1995
================================================================================
                                                   1995                     1994
--------------------------------------------------------------------------------
ASSETS

Current
  Cash                                        $   229,304           $   137,437
  Marketable securities                                 -                   600
  Refundable tax credits                            2,680                 1,989
--------------------------------------------------------------------------------
                                                  231,984               140,026
Resource interests (Note 2)                           100                     -

Capital assets (Note 3)                            25,102                     -
--------------------------------------------------------------------------------

                                              $    257,186          $   140,026
================================================================================
LIABILITIES

Current
  Accounts payable and accrued liabilities    $     27,908          $    10,550
  Management fees payable                           12,000               48,000
  Due to a director                                 60,000                    -
--------------------------------------------------------------------------------
                                                    99,908               58,550
--------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY

Share capital (Note 4)                           3,026,474            2,526,474
Deficit                                         (2,869,196)          (2,444,998)
--------------------------------------------------------------------------------
                                                   157,278               81,476
--------------------------------------------------------------------------------
                                              $    257,186          $   140,026
================================================================================



Approved by the Directors:          [illegible]                      [illegible]
                            -----------------------------           ------------
                            Director                                Director

MINCO MINING AND METALS CORPORATION

Statement of Loss and Deficit
Year Ended December 31, 1995

                                                   1995              1994
                                               -----------       -----------
Revenue
  Interest income                              $     8,754       $     2,795
  Gain on sale of marketable securities                535                 -
                                               -----------       -----------
                                                     9,289             2,795

Expenses
  Accounting and audit                              21,830            11,958
  Amortization                                       3,587                 -
  Bank charges                                         852               230
  Filing fees                                        7,840             4,171
  Investor relations                                19,863             3,683
  Legal                                             18,409             4,746
  Management and consulting fees                    45,684            24,000
  Office                                            19,625             1,075
  Property investigation                           143,078            51,287
  Rent                                              38,443                 -
  Salaries and benefits                             57,621                 -
  Telephone                                         15,678                 -
  Transportation                                    11,200                 -
  Transfer agent                                     4,092             4,119
  Travel and conference                             25,385                 -
                                               -----------       -----------
                                                   433,487           105,269

Net loss for the year                             (424,198)         (102,474)

Deficit, beginning of year                      (2,444,998)       (2,342,524)
                                               -----------       -----------
Deficit, end of year                           $(2,869,196)      $(2,444,998)
                                               ===========       ===========
Loss per share                                      $(0.17)           $(0.04)
                                               ===========       ===========

MINCO MINING AND METALS CORPORATION                               C-5

Statement of Changes in Financial Position
Year Ended December 31, 1995

                                                     1995        1994
                                                 ----------   ---------
Cash provided by (used for) operating activites
  Net loss for the year                          $ (424,198)  $(102,474)
  Item not involving cash:
  - amortization                                      3,587           -
                                                 ----------   ---------
                                                   (420,611)   (102,474)
  Net change in non-cash working capital             41,267      91,705
                                                 ----------   ---------
                                                   (379,344)    (10,769)
                                                 ----------   ---------
Cash provided by financing activities
  Proceeds from issuance of shares                 500,000      110,000
                                                 ----------   ---------
Cash used for investing activities
  Acquisition of capital assets                    (28,689)           -
  Acquisition of resource interests                   (100)           -
                                                 ----------   ---------
                                                   (28,789)           -
                                                 ----------   ---------
Increase in cash position                           91,867       99,231

Cash position, beginning of year                   137,437       38,206
                                                 ----------   ---------
Cash position, end of year                       $ 229,304    $ 137,437
                                                 =========    =========

MINCO MINING AND METALS CORPORATION

Notes to Financial Statements
December 31, 1995

1.      Significant Accounting Policies

        a)      Capital Assets

                Amortization is provided on a declining-balance basis as follows:

                        Computer equipment              30% per annum
                        Office equipment and furniture  20% per annum

        b)      Resource Interests

                The Company follows the policy of deferring all acquisition, exploration and development costs relating to the resource interests. These costs will be amortized against revenue from future production or written off if the interest is abandoned or sold. At the present time, management has determined each project to be a cost centre.

                Depletion of cost capitalized on projects put into commercial production will be recorded using the unit-of-production method when estimated proven reserves are determined.

                The amounts shown for resource interests represent acquisition and exploration costs incurred to date, less recoveries, and do not necessarily reflect present or future values.

                The Company does not accrue the estimated costs of maintaining its resource interests in good standing.

        c)      Option Agreements

                From time to time, the Company may acquire or dispose of properties pursuant to the terms of option agreements. Due to the fact that options are exercisable entirely at the discretion of the optionee, the amounts payable or receivable are not recorded. Option payments are recorded as resource property costs or recoveries when the payments are made or received.

MINCO MINING AND METALS CORPORATION

Notes to Financial Statements
December 31, 1995
--------------------------------------------------------------------------------


2.      RESOURCE INTEREST

        The Company has entered into a joint venture agreement with the Sichuan Bureau of Geology and Mineral Resources ("SBGMR"). SBGMR is the holder of exploration rights to the Chapuzi Gold Deposit in Sichuan Province, China.

        Pursuant to the agreement, the Company shall have the right to earn a 51% interest by spending CDN$5 million on exploration and development.

        To date the Company has incurred $135,201 in connection with the investigation and signing of the joint venture agreement. These costs have been expensed together with other property investigation.

        The resource interest is carried at a minimal amount of $100.

3.      CAPITAL ASSETS

                                        1995                               1994
                        ---------------------------------------        --------
                                       Accumulated     Net book        Net book
                           Cost       amortization        value           value
--------------------------------------------------------------------------------
Computer equipment      $14,358         $2,154          $12,204         $     -
Office equipment and
furniture                14,331          1,433           12,898               -
--------------------------------------------------------------------------------
                        $28,689         $3,587          $25,102         $     -
================================================================================


4.      SHARE CAPITAL

        a)      Authorized: 20,000,000 common shares without par value.

        b)      Issued:

                                                            Shares        Amount
--------------------------------------------------------------------------------
                Balance, December 31, 1993               1,785,873    $2,416,474

                Issued pursuant to exercise of
                warrants at $0.22 per share                500,000       110,000
--------------------------------------------------------------------------------

                Balance, December 31, 1994               2,285,873     2,526,474

                Issued pursuant to a private placement     500,000       500,000
--------------------------------------------------------------------------------

                Balance, December 31, 1995               2,785,873    $3,026,474
================================================================================

MINCO MINING AND METALS CORPORATION

Notes to Financial Statements
December 31, 1995
--------------------------------------------------------------------------------


4.      SHARE CAPITAL (continued)

        c) 125,000 of the shares are held in escrow, the release of which is subject to the direction of the regulatory authorities.

        d) The Company has granted incentive stock options to directors and employees for 156,750 shares exercisable at $1.00 per share, expiring June 2, 2000.

        e) The Company has agreed to issue 437,000 additional escrow shares to its directors at $0.01 per share. These shares were issued subsequent to the year-end.

        f) The Company has agreed to issue, subject to regulatory approval, 200,000 shares as finder's fees in connection with the joint venture as described in Note 2.

5.      REMUNERATION OF DIRECTORS AND SENIOR OFFICERS

        During the year, the Company paid or accrued the following expenses to its directors:

                Accounting - $10,400

                Management and consulting fees - $45,684

                Salaries - $33,000

                                                                   Schedule D-1

                      This is SCHEDULE D to the Agreement
                  Between MINCO MINING AND METALS CORPORATION
                       TECK CORPORATION and COMINCO LTD.
                      made the 20th day of February, 1996

--------------------------------------------------------------------------------





                 LIST AND DESCRIPTION OF UNDERLYING AGREEMENTS

Notes:

1. There is only one agreement (the "Emperor's Delight Joint Venture Contract") dated December 25, 1995 between and The First Geoexploration Bureau ("FGEB") of the Ministry of Metallurgical Industry and Triple Eight Mineral Corporation which is an Underlying Agreement for purposes of the Agreement.


2. There are three other agreements which are not Underlying Agreements for purposes of the Agreement but which have the potential to become Underlying Agreements.

(a) The first such agreement (the "FGEB Co-operation Agreement") was among FGEB, Patrician Gold Mines Ltd., and PCR and was dated October 4, 1994 (with October 4, 1994 being the effective date and the date on which the Chinese version was signed but with November 17, 1994 being the date on which the English version was signed).

(b) The second such agreement the (the "CB-LG Agreement") dated June 6, 1995 among Teck Exploration Ltd., PCR and Baiyin Non-Ferrous Metals Company.

(c) The third such agreement dated July 7, 1995 as amended by undated supplementary agreement between Minco Mining & Metals Corporation and Sichuan Bureau of Geology and Mineral Resources.



A copy of the above agreements has been made available to the Parties.

                                                               Schedule E-1

                       This is SCHEDULE E to the Agreement
                   Between MINCO MINING AND METALS CORPORATION
                        TECK CORPORATION and COMINCO LTD.
                       made the 20th day of February, 1996



                               CONSENT AND WAIVER

TO:       Teck Corporation
AND TO:   Cominco Ltd.
AND TO:   Minco Mining and Metals Corporation

Reference is made to that certain investment and participation agreement (the "Agreement") dated the 20th day of February, 1996 among Teck Corporation ("Teck"), Cominco Ltd. ("Cominco") and Minco Mining and Metals Corporation. Unless the context of this Consent and Waiver otherwise requires, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.


    The undersigned, a party to any or all of the Underlying Agreement(s), hereby irrevocably and for valuable consideration:

         (a) consents to the terms of the Agreement and the performance by the Owner of all of its agreements and obligations thereunder; and

         (b) waives any and all provisions of the Underlying Agreement(s) and of any joint venture agreement which may be entered into pursuant to the terms of the Underlying Agreement(s) which, in whole or in part, conflict with or could in the future preclude the grant by the Owner to Teck and Cominco (or either of them), or the exercise by Teck or Cominco (or either of them) of, the rights set out in Parts 6 and 7 of the Agreement.

DATED this _____________________ day of ________________________, 199____.

The Corporate Seal of                   )
                                        )
was affixed in the presence of:         )
                                        )
                                        )                        C/S
                                        )
                                        )
__________________________________      )
Authorized Signatory                    )
                                        )
                                        )
__________________________________      )
Authorized Signatory                    )

                                                                    Schedule F-1

                       This is SCHEDULE F to the Agreement
                   Between MINCO MINING AND METALS CORPORATION
                        TECK CORPORATION and COMINCO LTD.
                       made the 20th day of February, 1996




                          Minco's Material Liabilities


None other than as disclosed in Minco's financial statements for the year ended December 31, 1995 which are attached to this Agreement as Schedule "C".

                                                                    Schedule I-1


                       This is SCHEDULE I to the Agreement
                   Between MINCO MINING AND METALS CORPORATION
                        TECK CORPORATION and COMINCO LTD.
                       made the 20th day of February, 1996

                    PRIVATE PLACEMENT SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT is made as of the ___ day of ________________, 1996.

BETWEEN:

                  MINCO MINING AND METALS CORPORATION, a body corporate duly incorporated under the laws of the Province of British Columbia and having its head office located at Suite 1870-401 West Georgia Street, Vancouver, British Columbia

                  (the "Issuer")

                                                               OF THE FIRST PART

AND:

                  ____________________________________, a body corporate duly incorporated under the laws of Canada and having an office at_______________ __________________________, Vancouver,
                  British Columbia, ________

                  (the "Purchaser")

                                                              OF THE SECOND PART

WHEREAS:

A. The Issuer's common shares are listed on the Vancouver Stock Exchange (the "Exchange") and the Issuer is subject to the regulatory jurisdiction of the Exchange and of the Executive Director of the British Columbia Securities Commission (together, the "Commission").

B. The Issuer has entered into an Investment and Participation Agreement with the Purchaser and * (" * ") (the "Investment and Participation Agreement"), under which Minco has granted certain rights to * and the Purchaser in exchange for them subscribing for securities of the Issuer.

1. SUBSCRIPTION

1.1 Minco hereby sells and agrees to issue to the Purchaser and the Purchaser hereby subscribes for 625,000 units (the "Units"), at a price of $0.80 per Unit, each Unit consisting of one common share in the capital of the Issuer as constituted on the date hereof (a "Common Share") and one fifth of one non-transferable share purchase warrant (a "Warrant").

1.2 Payment for the Units shall be made in accordance with Article 3 on the Closing Date (as hereinafter defined), failing which the Issuer shall, in addition to any other rights it may have, have the right to rescind this Subscription Agreement.

1.3 The Warrants forming part of the Units will be non-transferable, and one full Warrant will entitle the Purchaser to purchase one additional Common Share at a price of $1.20 per share at any time up to the close of business on the first anniversary of the Closing Date and at a price of $1.38 per share at any time thereafter up to the close of business on the second anniversary of the Closing Date.

1.4 The terms and conditions which govern the Warrants will be referred to on the certificates representing the Warrants and will contain, among other things, provisions for the appropriate adjustment in the class, number and price of the shares to be issued on the exercise of the Warrants upon the occurrence of certain events including any subdivision, consolidation or reclassification of the shares or amalgamation of the Issuer or the payment of stock dividends.

1.5 The issue of the Warrants will not restrict or prevent the Issuer from obtaining any other financing, nor from issuing additional securities or rights during the period within which the Warrants are exercisable.

2. ACKNOWLEDGEMENTS, REPRESENTATIONS AND WARRANTIES

2.1 The Purchaser acknowledges as at the date given above and as at the Closing, that:

                  (a) the Purchaser is purchasing the Units under the exemption from prospectus requirements available under section 55(2)(4) of the Act and the Purchaser is not a syndicate, partnership or other form of unincorporated entity or organization created solely to permit the purchase of the Units (or other similar purchases) by a group of individuals whose individual share of the aggregate acquisition cost of the Units is less than $97,000 (Cdn.);

                  (b) the offer made by this subscription requires acceptance by the Issuer and the approval of the Exchange;

                  (c) no person has made to the Purchaser any written or oral representation:

                           (i) that any person will resell or repurchase any of the Securities;

                           (ii) that any person will refund the purchase price of any of the Securities;

                           (iii) as to the future price or value of any of the Securities; or

                           (iv) that any of the Securities will be listed and posted for trading on a stock exchange or that application has been made to list and post any of the Securities for trading on a stock exchange other than the Exchange;

                  (d) the purchase of the Units has been privately negotiated and arranged and the Purchaser or his agent has been invited and afforded the opportunity to conduct a review of all of the Issuer's affairs and records in order that the Purchaser may be properly and fully aware of all of the facts relevant to the Issuer's affairs;

                  (e) the Purchaser is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been given to authorize execution of this Subscription Agreement on behalf of the Purchaser;

                  (f) the entering into of this Subscription Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any law applicable to or the constating documents of the Purchaser or of any agreement, written or oral, to which the Purchaser may be a party or by which the Purchaser is or may be bound; and

                  (g) this Subscription Agreement has been duly executed and delivered by the Purchaser and constitutes a valid obligation of the Purchaser legally binding upon the Purchaser and enforceable against the Purchaser in accordance with its terms.

2.2 The Purchaser represents and warrants, as at the date given above and as of the Closing Date, that:

                  (a) no prospectus has been delivered by the Issuer to the Purchaser in connection with the distribution of the Units. The Purchaser has been advised that the issuance of the Units is exempted from the prospectus requirements of the Securities Act (British Columbia) (the "Act") and as a result the Purchaser may not received information that would otherwise be required to be provided to the Purchaser under the Act or securities rules thereunder;

                  (b) the Purchaser is purchasing the Units as principal and no other person, corporation, firm or other organization will have a beneficial interest in the Units;

                  (c) the Units were not offered to the Purchaser through an advertisement in printed media of general and regular paid circulation, radio or television;

                  (d) the Purchaser doe not beneficially own any Common Shares of the Issuer and does not intend to act in concert with any other person so as to render the Purchaser a "control person" as defined in the Act.

                  (e) the Purchaser has no knowledge of a "material fact" or "material change" (as those terms are defined in the Act) in the affairs of the Issuer that has not been generally disclosed to the public, save knowledge of this particular transaction; and

                  (f) the Purchaser has sought and obtained independent legal advice regarding the purchase and re-sale of the Securities under the Act and the Rules.

2.3 The Issuer represents and warrants as at the date given above and as at the Closing, that:

                  (a) the Issuer and its subsidiaries, if any, are valid and subsisting corporations duly incorporated and in good standing under the laws of the Province of British Columbia;

                  (b) the Issuer will reserve or set aside sufficient shares in the treasury of the Issuer to issue the Securities;

                  (c) the Issuer is an "exchange issuer" as defined in the Act, which is recognized as such by the Commission and the Exchange, and is not on the List of Defaulting Issuers maintained by the Commission;

                  (d) the Issuer shall use its best efforts to diligently seek and obtain the acceptance for filing of this Subscription Agreement and the Investment and Participation Agreement by the Exchange and will make all filings necessary to obtain the exemptions from registration and prospectus requirements available under sections 31(2) and 55(2) of the Act respectively in respect of the transaction contemplated hereby;

                  (e) the issuance and sale of the Securities by the Issuer does not and will not conflict with and does not and will not result in a breach of any of the terms, conditions or provisions of its constating documents or any agreement or instrument to which the Issuer is a party or by which it is bound;

                  (f) this Subscription Agreement has been duly authorized by all necessary corporate action on the part of the Issuer and has been duly executed and delivered by the Issuer and constitutes a valid obligation of the Issuer legally binding upon it and enforceable in accordance with its terms; and

                  (g) the authorized capital of the Issuer consists of 20,000,000 common shares of which 3,163,132 are validly issued, fully-paid and non-assessable.

3. CLOSING

3.1 The closing of the transaction contemplated by this Subscription Agreement (the "Closing") will take place on a date to be agreed between the parties (the "Closing Date") within five business days of the receipt by the Issuer of final acceptance for filing by the Exchange of this Subscription Agreement and the Investment and Participation Agreement.

3.2 On the Closing Date, the Purchaser shall deliver to the Issuer a certified cheque or banker's draft for the total purchase price of the Units.

3.3 At the Closing, the Issuer will, against payment for the Units, deliver to the Purchaser the certificates representing the Shares and the Warrants registered in the name of the Purchaser or the Purchaser's nominee.

3.4 At the Closing, the Issuer will deliver to the Purchaser such copies of approvals and a legal opinion of the Issuer's counsel or other documents as the Purchaser may reasonably request.

3.5 The acknowledgements, representations and warranties of the Purchaser and the Issuer herein shall survive the Closing.

4. CONDITIONS TO OBLIGATIONS OF PURCHASER

4.1 The obligations of the Purchaser under this Agreement are subject to the fulfilment, before or on the Closing, of each of the conditions contained in
Part 8 of the Investment and Participation Agreement, each of which may be waived in whole or in part by the Purchaser on or before the Closing Date.

5. HOLD PERIOD

5.1 The Purchaser acknowledges that the Securities may not be traded in British Columbia for a period of one year from the Closing except as permitted by the Act and Rules. The certificates representing the Securities will contain a legend denoting the restrictions on transfer imposed by the Act and the Exchange. The Purchaser agrees to sell, assign or transfer the Securities only in accordance with the requirements of the Act, the Rules and the Exchange.

6. MISCELLANEOUS

6.1 Upon acceptance of the subscription contained herein by the Issuer, this Subscription Agreement shall constitute a valid and binding agreement between the parties, subject only to the approval thereof by the Exchange.

6.2 The Purchaser will execute and deliver to the Issuer for filing with the Exchange, in duplicate, the Private Placement Questionnaire and Undertaking substantially in the form attached hereto as Appendix I, and the parties to this Subscription Agreement will execute and deliver all such further and other deeds, documents and assurances, and will perform all such further and other acts as may, in the opinion of counsel for the Issuer, be necessary for the purposes of giving effect to or perfecting the transaction contemplated by this Subscription Agreement.

6.3 This Subscription Agreement and the Investment and Participation Agreement constitutes the entire agreement between the parties and there are no representations, warranties or collateral agreements, express or implied, other than as expressly set forth herein or in the Investment and Participation Agreement.

6.4 The parties to this Subscription Agreement may amend this Subscription Agreement only in writing.

6.5 Time is of the essence of this Subscription Agreement and will be calculated in accordance with the provisions of the Interpretation Act (British Columbia).

6.6 This Subscription Agreement will be governed by and construed in accordance with the laws of British Columbia and the parties hereby irrevocably attorn to the jurisdiction of the Courts of such Province.

6.7 A party to this Subscription Agreement will give all notices to or other written communications with the other party to this Subscription Agreement concerning this Subscription Agreement by hand or by registered mail addressed to the address given above.

6.8 This Subscription Agreement shall enure to the benefit of and is binding upon the parties to this Subscription Agreement and their successors and permitted assigned.


DATED as of the 20th day of February, 1996.


THE CORPORATE SEAL OF * was hereunto         )
affixed in the presence of:                  )
                                             )
_____________________________________        )
Authorized Signatory                         )              C/S
                                             )
                                             )
_____________________________________        )
Authorized Signatory                         )
                                             )


ACCEPTED BY MINCO MINING AND METALS CORPORATION this _____ day of ____________, 1996.


By: ___________________________________
    Authorized Signatory

                 APPENDIX I


                 PRIVATE PLACEMENT QUESTIONNAIRE AND UNDERTAKING


A.       DESCRIPTION OF TRANSACTION

         (i)      Name of issuer of the securities:

                  Minco Mining and Metals Corporation

         (ii)     Number and description of securities to be purchased:

                  625,000 Units (the "Units"), each Unit consisting of one (1) common share and one-fifth (1/5) non-transferable share purchase warrant (the "Warrants"), one full Warrant entitling the holder to purchase one additional common share of the Issuer at $1.20 per share during the first year, and $1.38 per share during the second year.

         (iii)    Purchase price:

                  (a)      $0.80 per Unit.


B.       DETAILS OF PURCHASER


         (i)      Name of Purchaser:____________________________________________


         (ii)     Address:______________________________________________________


         (iii) If the purchaser is a corporation, state the jurisdiction of incorporation:

                  ______________________________________________________________

         (iv) Names and addresses of persons having a greater than 10% beneficial interest in the purchaser, if a corporation or trust:
                  ______________________________________________________________

                  ______________________________________________________________

                  ______________________________________________________________

                  ______________________________________________________________

C.       RELATIONSHIP TO LISTED COMPANY

         (i) State if purchaser will become a control person with over 20% of the Company's issued share capital as a result of the purchase in section A above:

                  The purchaser will not become a control person as a result of the purchase.

                  ______________________________________________________________

         (ii) Does the purchaser own any securities of the Issuer at the date hereof? If so, give particulars. State the number of securities of the listed company held by the purchaser not including the purchase in section A above:

                  ______________________________________________________________

                  ______________________________________________________________


D.       PAYMENT DATE:

         (i)      State the date the purchaser has advanced full payment:

                  ______________________________________________________________

         (ii) If the purchase funds are held in trust pending receipt of final regulatory approval, identify the trustee and give particulars of the condition(s) required for release of the funds:

                  ______________________________________________________________

                  ______________________________________________________________

                  ______________________________________________________________

                  ______________________________________________________________


E.       UNDERTAKING

TO: THE VANCOUVER STOCK EXCHANGE

The undersigned has subscribed for and agreed to purchase, as principal, the securities described in section A of this Private Placement Questionnaire and Undertaking. (The purchase funds may be deposited in trust with advancement to the Company subject only to receipt of all necessary regulatory approvals).

The undersigned undertakes not to sell or otherwise dispose of any of the said securities so purchased or any securities derived therefrom for a period of twelve months from the payment day, without the prior consent of the Vancouver Stock Exchange and any other regulatory body having jurisdiction. The undersigned acknowledges that all certificates representing the said securities will bear a legend to the effect that the certificates are subject to a hold period for a period of twelve months.

The undersigned hereby certifies that the said securities are not being purchased as a result of any material information about the Company's affairs that has not been publicly disclosed. The undersigned acknowledges that it is aware that the removal from the securities of any resale restriction after twelve months that is imposed solely as a requirement of the Vancouver Stock Exchange will not entitle it to sell the securities if such sale would contravene any other applicable securities legislation or regulation.

F. ADDITIONAL UNDERTAKING - PORTFOLIO MANAGER

If the undersigned is a portfolio manager purchasing as agent for accounts that are fully managed by it, the undersigned acknowledges that since it is deemed to be purchasing securities as principal under the Securities Act (British Columbia) (the "Act") it is bound by the provisions of the Act as though it were the sole beneficial owner of the said securities, and the undersigned undertakes to comply with all provisions of the act relating to ownership of, and trading in, securities including, without limitation, the filing of insider reports and reports pursuant to section 93 of the Act.


DATED at _________________________,        )  __________________________________
                                           )  (Name of Purchaser - please print)
__________________________________, this   )
                                           )
________ day of _______________, 1996.     )  __________________________________
                                           )  (Authorized Signature)
                                           )
                                           )
                                           )  __________________________________
                                           )  (Official Capacity - please print)
                                           )
                                           )
                                           )
                                           )  __________________________________
                                           )  (Please print name of individual
                                           )  whose signature appears above, if
                                           )  different from name of purchaser
                                           )  printed above)

                                                                  Schedule G - 1


                       This is SCHEDULE G to the Agreement
                   Between MINCO MINING AND METALS CORPORATION
                        TECK CORPORATION and COMINCO LTD.
                       made the 20th day of February, 1996

                         TERMS SUMMARY OF JOINT VENTURE

1.       INITIAL INTERESTS

         1.1 The joint venture will be formed as of the date the Investors exercise an Earn-In Right on a Property under either
                  Section 6.12 or Section 6.17 of the Agreement. Each of the Parties shall own the Property held and bear the Costs and liabilities incurred by the joint venture in proportion to their respective Interests. In the case of an Exploration Property, the Interests will be: the Investors, as to 51% and Minco as to 49%. In the case of a Development Property, the Interest will be: the Investors as to 70% and Minco as to 30%.

2.       MANAGEMENT COMMITTEE

         2.1 Forthwith upon the Investors having exercised their Earn-In Rights on a Property, a management committee will be formed. The management committee is comprised of two representatives and two alternate representatives of each party. Each party's representatives are collectively entitled to a vote which is proportionate to its party's interest. Management committee decisions are to be made by simple majority, except for the following matters, which shall require approval by at least 75% of the Interests voted at a duly convened meeting:

                  (a) any major deviations in mine construction from the program contemplated by the Final Feasibility Report;

                  (b) following completion of mine construction, any significant expansion of the milling capacity of a mill or any mine if not provided for in an approved operating plan;

                                                                  Schedule G - 2


                  (c) any purchase or disposal of an asset which is not contemplated in an operating plan where the Cost of that asset is in excess of US$3,000,000;

                  (d) any proposed reduction in excess of 30% of the anticipated monthly mining or milling rates from those established in an operating plan, other than for reasons other than an event of force majeure or as a result of the performance of the assets or mine, or the quality or quantity of ore reserves actually available being less than projected or anticipated; and

                  (e) any temporary suspension or any termination of mining operations for reasons other than a permanent termination based upon the operator's bona fide conclusion that economic reserves at the mine have been exhausted and the Property has insufficient potential to add sufficient new reserves to support Mining Operations.

3.       OPERATOR

         3.1 That Investor which is jointly nominated by the Investors will be the initial Operator and, generally speaking, will remain operator so long as it maintains at least the largest single interest. The operator is responsible for the daily direction of programs on the Property which it carries out on behalf of the joint venture.

4.       OBLIGATIONS OF OPERATOR

         4.1 The operator shall have the exclusive right to manage all work on the Property and to incur the costs required for that purpose. In so doing the operator shall, unless it obtains the approval of the management committee:

                  (a) comply with all instruments of title under which mineral properties in the Property are held;

                                                                  Schedule G - 3


                  (b) pay all Costs properly incurred promptly as and when due;

                  (c) keep the Property and assets relating to the Property free of all liens and encumbrances;

                  (d) do all such other things as may be necessary to maintain the Property in good standing;

                  (e) maintain accounts in accordance with accounting principles generally accepted in the mining industry;

                  (f) perform its duties and obligations in a sound and workmanlike manner, in accordance with sound mining and engineering practices, and in compliance with all applicable laws and this Agreement;

                  (g) permit authorized representatives of each Party, at its and their sole risk and expense and at reasonable times, to have access to the Property and to all technical records and other factual engineering data relating to the Property which is in the possession of the operator; and

                  (h) furnish each of the Parties with regular progress reports during periods of active exploration and with an annual summary of the work performed and the results obtained.

5.       CONSTRUCTION

         5.1 The Operator shall forthwith proceed with the program necessary to implement the Final Feasibility Report forthwith after Commitment Notices have been received under the Agreement and any Chinese entities which hold assessable interests in the Property have elected to contribute their share of Costs so that the Costs of implementation are fully funded. Construction shall be substantially in accordance with the Final Feasibility Study subject to such variations as are approved by the Management Committee.

                                                                  Schedule G - 4


6.       OPERATING PLANS

         6.1 A mine shall be operated on the basis of annual operating plans approved by the management committee; provided that the management committee may temporarily suspend or permanently terminate operations pursuant to a suspension or closure plan approved by it.

7.       PAYMENT OF COSTS

         7.1 As between the Parties who are contributing to the costs necessary for the program contemplated by the Final Feasibility Report, the operator may invoice for costs incurred or to cash call reasonably in advance of requirements. If a party does not pay the amount invoiced within 30 days, the operator may demand payment. If payment is not made within 30 days of demand the other party may elect to advance the amount of the defaulted payment. The operator may thereupon cause the defaulting party's Interest to be sold privately or at public auction, apply the proceeds of sale to the amount in default plus interest at the Prime Rate plus 2% and the reasonable costs of sale and pay the balance to the defaulting party.

8.       DILUTION

         8.1 If the Owner elected not to contribute its 30% of the funds as contemplated in Section 6.22 and Section 6.23 of the Agreement, its Interest will be diluted and the Investors' Interests increased as Costs are incurred so that at all times each Party's Interest is proportionate to its Contribution to Costs compared to the total Costs contributed by the Parties from the date of the Agreement. For this purpose, for Development Properties the Owner shall be credited with deemed Costs equal to 3/7ths of the Investors' Costs incurred prior to the date

                                                                  Schedule G - 5


                  on which the Investors' Commitment Notice was delivered under the Agreement.

9.       DISTRIBUTION OF PRODUCTION

         9.1 To the extent permitted by the Underlying Agreement for that Property, a party contributing to mine costs is entitled to receive, in kind, its proportionate share of any minerals produced from a mine on the property and to separately dispose of the same.

10.      ACKNOWLEDGEMENT

         10.1 The Parties acknowledge Section 6.22 of the Agreement providing for the Owner's royalty if its interest is diluted below 1O% and to Section 6.23 and Section 6.24 which deal with the manner in which Costs are to be recovered.

11.      GENERAL

         11.1 A party shall be entitled to surrender its interest to the other parties on notice to them. A surrender of interest shall not release a party from liabilities accrued prior to the effective surrender date.

         11.2 The rights and obligations of the parties shall be several and the parties shall hold their interests as tenants in common.

         11.3 Upon payment for costs incurred by the operator under the joint venture a party contributing to those costs shall be entitled to all tax benefits with respect thereto.

         11.4 Nothing contained in the joint venture agreement shall be construed as creating a partnership or imposing any fiduciary duty on any party.

         11.5 No party shall institute any proceedings to partition the Property.

                                                                  Schedule G - 6



         11.6 A party shall be entitled to claim force majeure if it is delayed or prevented from performing any obligation by reason of any cause, excluding lack of finances, beyond its reasonable control.

         11.7 The joint venture shall continue so long as at least two parties have a participating interest.

         11.8     The agreement shall be governed by the laws of British
                  Columbia.

                                                                  Schedule H - 1


                       This is SCHEDULE H to the Agreement
                   Between MINCO MINING AND METALS CORPORATION
                        TECK CORPORATION and COMINCO LTD.
                       made the 20th day of February, 1996



                               NET SMELTER RETURNS

1.       DEFINITION

         1.1 "Net Smelter Returns" for purposes of the Agreement means, with respect to that portion of the ores or concentrates produced from the Property or reprocessed on the Property from tailings or residues of production from the Property which is received by each Party in kind or, if not received in kind, which is attributable to the NCI held by that Party:

                  (a) where all or a portion of those ores or concentrates are taken by a Party in kind and are sold as ores or concentrates, the Net Smelter Returns shall be the gross amount received from the purchaser following sale thereof after deduction, if applicable under the sale contract, of all smelter charges, penalties and other deductions, and after deducting all costs of transporting and insuring the ores or concentrates from the mine to the smelter or other place of final delivery; or

                  (b) where all or a portion of those ores or concentrates are taken by a Party in kind and are treated in a smelter and a portion of the metals recovered therefrom are delivered and sold, the Net Smelter Returns shall be the gross amount received from the purchaser following sale of the metals so delivered, after deduction of all smelter charges, penalties and other deductions, and after deducting all costs of transporting and insuring the ores or concentrates from the mine to the smelter, and, if applicable

                                                                  Schedule H - 2


                           under the smelter contract, all costs of transporting and insuring the metals from the smelter to the place of final delivery by the purchaser; and

                  (c) where the ores or concentrates are not taken in kind by the Party, but rather the Party is only entitled to receive a distribution of profits from the Chinese entity, the Party shall, to the greatest extent practicable, calculate Net Smelter Returns so as to provide the royaltyholder with the same royalty as would be provided under Section 1.1 (a) and (b) using the best information it has available as to production of ores and concentrates and the costs and charges.

                  Where any ores or concentrates are taken in kind and sold to, or treated in, a smelter owned or controlled by a Party, the pricing for that sale or treatment will be established by a Party on an arms-length basis so as to be fairly competitive with pricing, net of transportation, insurance, treatment charges and other related costs, then available on world markets for product of like quantity and quality.

2.       PAYMENT OF NET SMELTER RETURNS

         2.1 A Party which is obligated to pay a royalty shall maintain its accounts in accordance with accounting principles generally accepted in the mining industry and shall calculate the Net Smelter Returns and the sums to be disbursed to the royalty holder contemplated in Section 6.22 of the Agreement.

         2.2      Each Party which is obligated to pay a royalty under Section
                  6.22 of the Agreement shall, within 60 days of the end of each calendar quarter from the commencement of commercial production, deliver to the royaltyholder a statement indicating:

                                                                    Schedule H-3


                  (a)      the gross amounts received as contemplated in
                           Section 1.1 of this Schedule H;

                  (b)      the deductions therefrom in accordance with
                           Section 1.1 of this Schedule H; and

                  (c)      the amount of Net Smelter Returns remaining.

                  supported by such reasonable information as to the tonnage and grade of ores or concentrates shipped as is in the possession or control of that Party as will enable the royalty holder to verify the gross amount payable by the smelter or other purchaser.

         2.3 To the extent which the Parties take their share of mineral production from a Property in kind or there are monies which have been paid or distributed to that Party by the Chinese entity which holds the Property, each Party shall pay or cause to be paid to the royaltyholder one percent of the Net Smelter Returns on the share of production which it has taken or which is attributable to its Interest. To the extent the Parties are not entitled to take in kind but rather monies are paid or distributed to them by Chinese entity and those distributions, the one percent Net Smelter Returns shall accrue to the royaltyholder and shall be paid following receipt by that Party of the payment or distribution from the Chinese entity; provided that the maximum payable to the royaltyholder shall be 10 percent of any payment or distribution received by the Party from the Chinese entity.

         2.4 Payments to the royaltyholder shall be within 60 days of the end of the calendar quarter in which either monies are received from the smelter or distributed by the Chinese entity as contemplated in Section 2.3 and shall be made by way of cash, certified cheque or wire transfer. Any royalty payments due and unpaid on the 60th day shall accrue interest from that day at the Prime Rate plus two percent until paid.

                                                                  Schedule H - 4


3.       ADJUSTMENTS AND VERIFICATION

         3.1 Payment of any Net Smelter Returns by a Party shall not prejudice the right of that Party to adjust any statement supporting the payment; provided, however, that all statements presented to the royaltyholder by a Party for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the statement relates, unless within that 12-month period that Party gives notice to the royaltyholder claiming an adjustment to the statement which will be reflected in subsequent payment of Net Smelter Returns.

         3.2 A Party shall not adjust any statement in favour of itself after the expiration of 12 months following the end of the quarter to which the statement relates.

         3.3 The royaltyholder shall, upon 30 days' notice in advance to a Party, have the right to request that the Party have its independent external auditors provide their audit certificate for the statement or adjusted statement, as it may relate to the Agreement and the calculation of Net Smelter Returns; provided that in the case of Section 1.1 (c), the auditors shall confirm that they have examined the information on which the Party calculated the Net Smelter Returns and that the calculation is reasonable.

         3.4 The cost of the audit certificate shall be solely for the royaltyholder's account unless the audit certificate discloses a material error in the calculation of Net Smelter Returns, in which case the Party shall reimburse the royaltyholder the cost of the audit certificate. Without limiting the generality of the foregoing, a discrepancy of one percent in the calculation of Net Smelter Returns shall be deemed to be material.